UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

COCA-COLA BOTTLING CO. CONSOLIDATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

COCA-COLA BOTTLING CO. CONSOLIDATED

Notice of Annual Meeting
and
Proxy Statement

Annual Meeting of Stockholders

May 10, 2011

Coca-Cola Bottling Co. Consolidated
4100 Coca-Cola Plaza
Charlotte, North Carolina 28211

March 29, 2011

Dear Stockholder:

We are pleased to invite you to the 2011 annual meeting of stockholders of Coca-Cola Bottling Co. Consolidated to be held on May 10, 2011 at our offices at 4100 Coca-Cola Plaza in Charlotte, North Carolina.

Details regarding the meeting and the business to be conducted are described in the accompanying notice of annual meeting and proxy statement. In addition to considering the matters described in the proxy statement, we will report on matters of interest to our stockholders.

Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The proxy statement explains more about proxy voting, so please read it carefully.

We look forward to your continued support.

Sincerely,

J. Frank Harrison, III

Chairman and Chief Executive Officer

COCA-COLA BOTTLING CO. CONSOLIDATED
4100 Coca-Cola Plaza
Charlotte, North Carolina 28211
(704) 557-4400

Notice of 2011 Annual Meeting of Stockholders

Time and Date:	9:00 a.m., Eastern Daylight Time, on Tuesday, May 10, 2011

Place:	Corporate Center 4100 Coca-Cola Plaza Charlotte, North Carolina 28211

Items of Business:	1. Election of the twelve directors nominated by the board of directors;

2. Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011;

3. Advisory vote on the compensation paid to our named executive officers;

4. Advisory vote on the frequency of the advisory vote on the compensation paid to our named executive officers; and

5. Other matters if properly raised.

Record Date:	You may vote at the annual meeting if you were a stockholder of record at the close of business on March 14, 2011.

Voting:	For voting instructions, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail or, if you requested a hard copy of the proxy statement, your enclosed proxy card. Additional information about voting is also included in the accompanying proxy statement. Please vote by Internet, phone or mail as soon as possible to record your vote promptly, even if you plan to attend the annual meeting in person.

Meeting Admission:	Attendance at the annual meeting is limited to stockholders as of the close of business on March 14, 2011, holders of valid proxies for the annual meeting and our invited guests.

By Order of the Board of Directors,

Henry W. Flint
Vice Chairman and Secretary

March 29, 2011

PROXY STATEMENT

The board of directors of Coca-Cola Bottling Co. Consolidated (“Coke Consolidated”) is providing these materials to you in connection with Coke Consolidated’s annual meeting of stockholders. The annual meeting will take place on Tuesday, May 10, 2011, at 9:00 a.m. Eastern Daylight Time. The annual meeting will be held at our Corporate Center, 4100 Coca-Cola Plaza, Charlotte, North Carolina.

General Information

Why am I receiving these materials?

You have received these proxy materials because our board of directors is soliciting your proxy to vote your shares at the annual meeting. The proxy statement includes information that we are required to provide you under SEC rules and is designed to assist you in voting your shares.

What is a proxy?

Our board of directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the annual meeting in the way that you instruct. All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder’s specific voting instructions.

Why did I receive a one-page notice regarding Internet availability of proxy materials instead of a full set of proxy materials?

SEC rules allow companies to choose the method for delivery of proxy materials to stockholders. For most stockholders, we have elected to mail a notice regarding the availability of proxy materials on the Internet rather than sending a full set of these materials in the mail. The notice was mailed to stockholders beginning March 29, 2011, and our proxy materials were posted on the website referenced in the notice on the same day. Utilizing this method of delivery expedites receipt of proxy materials by our stockholders and lowers the cost of our annual meeting. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions for requesting copies in the notice.

What is included in these materials?

These materials include:

•	the Proxy Statement for Coke Consolidated’s annual meeting; and

•	the 2010 Annual Report to Stockholders, which includes our consolidated audited financial statements.

If you requested printed copies of these materials by mail, these materials also include the proxy card for the annual meeting.

What items will be voted on at the annual meeting?

There are four proposals scheduled to be voted on at the annual meeting:

•	the election of the twelve directors nominated by the board of directors to serve for a one year term;

•	the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011;

•	the advisory vote on the compensation paid to our named executive officers; and

•	the advisory vote on the frequency with which we will hold the advisory vote on the compensation paid to our named executive officers.

The board of directors is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the board’s voting recommendations?

Our board of directors recommends that you vote your shares:

•	“FOR” each of the nominees to the board of directors;

•	“FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011;

•	“FOR” the approval of the proposal regarding executive compensation; and

•	“EVERY THREE YEARS” for the proposal regarding the frequency of the advisory vote on executive compensation.

Who can attend the annual meeting?

Admission to the annual meeting is limited to:

•	stockholders as of the close of business on March 14, 2011;

•	holders of valid proxies for the annual meeting; and

•	our invited guests.

Admission to the meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the record date.

When is the record date and who is entitled to vote?

The board of directors set March 14, 2011 as the record date. All holders of Coke Consolidated common stock or class B common stock as of the close of business on that date are entitled to vote. Each share of common stock is entitled to one vote and each share of class B common stock is entitled to twenty votes. As of the record date, there were 7,141,447 shares of common stock outstanding and 2,066,522 shares of class B common stock outstanding.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of Coke Consolidated stock is reflected directly on the books and records of our transfer agent, American Stock Transfer & Trust Company, LLC. If you hold stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. We only have access to ownership records for the registered shares. If you are not a stockholder of record, we will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your notice or voting instruction card.

How do I vote?

You may vote by any of the following methods:

•	In person. Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the meeting. If you hold shares in street name, you must also obtain a legal proxy from your broker to vote in person at the meeting.

•	By phone or via the Internet. You may vote by proxy by phone or via the Internet by following the instructions provided in the notice, proxy card or voting instruction card provided.

•	By mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by signing and returning the proxy card or voting instruction card provided.

If you vote by phone or the Internet, please have your notice or proxy card available. The control number appearing on your notice or card is necessary to process your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned a proxy card by mail.

How can I change or revoke my vote?

You may change or revoke your vote as follows:

•	Stockholders of record. You may change or revoke your vote by submitting a written notice of revocation to Coca-Cola Bottling Co. Consolidated c/o Corporate Secretary at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211 or by submitting another timely vote (including a vote via the Internet or by telephone). For all methods of voting, the last vote cast will supersede all previous votes.

•	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

What happens if I do not give specific voting instructions?

Stockholders of record. If you are a stockholder of record and you:

•	indicate when voting on the Internet or by phone that you wish to vote as recommended by the board of directors, or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (“Proposal 1”), the advisory vote on executive compensation (“Proposal 3”) and the advisory vote on the frequency of the advisory vote on executive compensation (“Proposal 4”) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 3 and 4.

The ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011 (“Proposal 2”) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to occur in connection with Proposal 2.

What is the quorum for the annual meeting?

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of common stock and class B common stock voting together as a class is necessary for the transaction of business at the annual meeting. This is called a “quorum.”

What is the voting requirement to approve each of the proposals?

The following are the voting requirements for each proposal:

•	Proposal 1. For the election of directors, the twelve nominees receiving the highest number of affirmative votes of the shares entitled to vote for them will be elected as directors to serve until the next annual meeting of stockholders. Votes withheld by stockholders will have no legal effect.

•	Proposal 2. Approval of the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011 requires the affirmative vote of a majority of the total votes of all shares of our common stock and class B common stock present in person or represented by proxy and entitled to vote on Proposal 2.

•	Proposal 3. Approval, on an advisory basis, of the compensation paid to our named executive officers requires the affirmative vote of a majority of the total votes of all shares of our common stock and class B common stock present in person or represented by proxy and entitled to vote on Proposal 3.

•	Proposal 4. The frequency for the advisory vote on the compensation paid to our named executive officers receiving the affirmative vote of a majority of the total votes of all shares of our common stock and class B common stock present in person or represented by proxy and entitled to vote on Proposal 4, whether every year, every two years or every three years, will be the frequency that our stockholders approve, on an advisory basis.

How are withhold authority votes, abstentions and broker non-votes treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “for” and “withhold” votes may be cast in connection with the election of directors. Withhold votes, broker non-votes and abstentions will have no effect on the outcome of the proposal relating to the election of directors. In the case of the ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011 and the advisory votes on the compensation paid to our named executive officers, an abstention will be counted as a vote present or represented and entitled to vote on the proposal and will have the same effect as a vote against the proposal. A broker non-vote will not be considered entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Who pays for solicitation of proxies?

We are paying the cost of soliciting proxies. We have retained Broadridge Financial Solutions for a cost of $1,000, plus out-of-pocket expenses, to assist in the solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail and the Internet, certain of our directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email.

What are the expected voting results?

We expect each of the proposals of the board of directors to be approved by the stockholders. The board of directors has been informed that J. Frank Harrison, III intends to vote an aggregate of 2,066,220 shares of our class B common stock (representing 41,324,400 votes and an aggregate of 85.3% of the total voting power of common stock and class B common stock together as of the record date) “FOR” electing the board of directors’ nominees for director, “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011, “FOR” the approval of the advisory vote on the compensation paid to our named executive officers, and “EVERY THREE YEARS” for the advisory vote on the frequency of the advisory vote on the compensation paid to our named executive officers.

Where can I find the voting results of the annual meeting?

Coke Consolidated will announce preliminary or final voting results at the annual meeting and publish final results in a Form 8-K filed with the SEC within four business days of the completion of the meeting.

Principal Stockholders

As of March 14, 2011, the only persons known to us to be beneficial owners of more than 5% of our common stock or class B common stock were as follows:

		Amount and
		Nature of				Percentage
		Beneficial		Percentage	Total	of Total
Name and Address	Class	Ownership		of Class(1)	Votes	Votes(1)

J. Frank Harrison, III, J. Frank	Common Stock	2,066,220	(2)	22.4%
Harrison Family, LLC and three	Class B Common	2,066,220	(3)(4)	99.99%	41,324,400	85.3%
Harrison Family Limited Partnerships, as a group 4100 Coca-Cola Plaza Charlotte, NC 28211
The Coca-Cola Company	Common Stock	2,482,165	(5)	34.8%	2,482,165	5.1%
One Coca-Cola Plaza Atlanta, GA 30313
FMR LLC	Common Stock	576,858	(6)	8.1%	576,858	1.2%
82 Devonshire Street Boston, MA 02109
T. Rowe Price Associates, Inc. and	Common Stock	404,268	(7)	5.7%	404,018	0.8%
T. Rowe Price Small-Cap Value Fund, Inc.
100 E. Pratt Street Baltimore, MD 21202

(1)	A total of 7,141,447 shares of common stock and 2,066,522 shares of class B common stock were outstanding on March 14, 2011.

(2)	Consists of 2,066,220 shares of class B common stock beneficially owned as described in note (3) that are convertible into shares of common stock.

(3)	Consists of (a) a total of 1,605,534 shares of class B common stock held by the JFH Family Limited Partnership—FH1, JFH Family Limited Partnership—SW1 and JFH Family Limited Partnership—DH1 (collectively, the “Harrison Family Limited Partnerships”), as to which Mr. Harrison in his capacity as the Consolidated Stock Manager of the J. Frank Harrison Family, LLC (the general partner of each of the Harrison Family Limited Partnerships), has sole voting and investment power, (b) 235,786 shares of class B common stock held by certain trusts for the benefit of certain relatives of the late J. Frank Harrison, Jr. as to which Mr. Harrison has sole voting and investment power, and (c) 224,900 shares of class B common stock held directly by Mr. Harrison as to which he has sole voting and investment power.

(4)	The trusts described in note (3)(b) have the right to acquire 292,386 shares of class B common stock from Coke Consolidated in exchange for an equal number of shares of common stock. In the event of such an exchange, Mr. Harrison would have the sole voting and investment power over the shares of class B common stock. The trusts do not own any shares of common stock with which to make the exchange, and any purchase of common stock would require approval by the trustees of the trusts. Accordingly, the table does not include shares related to this exchange right.

(5)	This information is derived from Amendment No. 27 to Schedule 13D filed jointly by The Coca-Cola Company, The Coca-Cola Trading Company LLC, Coca-Cola Oasis, Inc. and Carolina Coca-Cola Bottling Investments, Inc. on February 25, 2009. Such entities have shared power to vote and dispose of 2,482,165 shares of our common stock.

(6)	FMR LLC stated in the Schedule 13G filed on February 14, 2011 that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940 (“Investment Advisers Act”), is the beneficial owner of 576,858 shares of common stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act. Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 576,858 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

(7)	These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 404,268 shares of our common stock, representing 5.7% of our common stock outstanding and 0.8% of the total votes with respect to our common stock and class B common stock voting together as a single class), for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the SEC’s reporting requirements, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Such information is derived solely from Amendment No. 2 to Schedule 13G filed by Price Associates and T. Rowe Price Small-Cap Value Fund, Inc. on February 10, 2011, and information provided directly to us by Price Associates.

Proposal 1 – Election of Directors

Our board of directors has nominated twelve directors for election at this annual meeting to hold office until the next annual meeting and the election of their successors. Eleven of the nominees are currently directors. Morgan H. Everett is being nominated for election to our board of directors for the first time. Each of the twelve nominees has agreed to be named in this proxy statement and to serve if elected.

Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies intend to vote your shares for any substitute nominee proposed by the board of directors. At the annual meeting, proxies cannot be voted for a greater number of individuals than the twelve nominees named in this proxy statement.

The twelve nominees receiving the highest number of affirmative votes of the shares entitled to vote for them will be elected as directors to serve until the next annual meeting of stockholders. Votes withheld by stockholders, broker non-votes and abstentions will have no legal effect on the outcome of the director elections.

The board of directors recommends a vote “FOR” each of the twelve nominees listed below.

Nominees for Director

Listed below are the twelve persons nominated for election to the board of directors. The following paragraphs include information about each director nominee’s business background, as furnished to us by the nominee, and additional experience, qualifications, attributes or skills that led the board of directors to conclude that the nominee should serve on the board of directors.

Name	Age	Principal Occupation	Director Since

J. Frank Harrison, III	56	Chairman of the Board and Chief Executive Officer of Coke Consolidated	1987
H.W. McKay Belk	54	Vice Chairman, Belk, Inc.	1994
Alexander B. Cummings, Jr.	54	Executive Vice President and Chief Administrative Officer of The Coca-Cola Company	2010
Sharon A. Decker	54	Chief Executive Officer, The Tapestry Group; Chief Executive Officer, North Washington Street Properties	2001
William B. Elmore	55	President and Chief Operating Officer of Coke Consolidated	2001
Morgan H. Everett	29	Community Relations Director of Coke Consolidated	—
Deborah H. Everhart	50	Affiliate Broker, Assist2Sell	2003
Henry W. Flint	56	Vice Chairman of Coke Consolidated	2007
William H. Jones	55	President, Columbia International University	2010
James H. Morgan	63	Chairman of the Board and President and Chief Executive Officer, Krispy Kreme Doughnuts, Inc.	2008
John W. Murrey, III	68	Assistant Professor, Appalachian School of Law	1993
Dennis A. Wicker	58	Partner, Nelson Mullins Riley & Scarborough LLP	2001

J. Frank Harrison, III

Mr. Harrison is the Chairman of the board of directors and Chief Executive Officer. Mr. Harrison served as Vice Chairman of the board of directors from November 1987 through his election as Chairman in December 1996 and was appointed as our Chief Executive Officer in May 1994. He was first employed by us in 1977 and has served as a Division Sales Manager and as a Vice President.

Mr. Harrison brings extensive business, managerial and leadership experience to the board of directors. With over 30 years of experience with Coke Consolidated, Mr. Harrison provides the board of directors with a vital understanding and appreciation of our business. His strong leadership skills have been demonstrated through his service as CEO since 1994 and as the Chairman of the board since 1996. He is also the controlling stockholder of Coke Consolidated and, as a member of the founding family of Coke Consolidated, maintains a unique position within the Coca-Cola system.

H.W. McKay Belk

Mr. Belk was appointed Vice Chairman of Belk, Inc., an operator of retail department stores, in August 2010. Prior to such appointment, Mr. Belk had served as President and Chief Merchandising Officer of Belk, Inc. since March 2004 and President, Merchandising and Marketing of Belk, Inc. since May 1998. Mr. Belk served as President and Chief Merchandise Officer of Belk Stores Services, Inc., a provider of services to retail department stores, from March 1997 to April 1998. Mr. Belk served as President, Merchandise and Sales Promotion of Belk Stores Services, Inc. from April 1995 through March 1997. Mr. Belk is also a director of Belk, Inc.

Mr. Belk’s significant business experience, including executive, operational and marketing roles with Belk, Inc. and Belk Stores Services, Inc. and service as a director and executive committee member of Belk, Inc. qualify him for service as a member of the board of directors. Mr. Belk has been a valuable member and contributor to our board of directors since 1994.

Alexander B. Cummings, Jr.

Mr. Cummings is Executive Vice President and Chief Administrative Officer of The Coca-Cola Company. Mr. Cummings joined The Coca-Cola Company in 1997 as Deputy Region Manager, Nigeria. In 2000, he was named President of the North & West Africa Division. In March 2001, he became President of the Africa Group, responsible for The Coca-Cola Company’s operations in Africa, and served in this capacity until June 2008. Mr. Cummings was appointed Chief Administrative Officer of The Coca-Cola Company effective July 2008, and was elected Executive Vice President effective October 2008. Mr. Cummings serves on the Boards of Africare and Clark Atlanta University, and he has served on the Advisory Board of The African Presidential Archives & Research Center, The Corporate Council on Africa, The African-America Institute, and The Center for Global Development’s Commission on U.S. Policy toward Low-Income Poorly Performing States. Mr. Cummings also served on the Board of Coca-Cola Hellenic Bottling Co., a publicly traded (Athens and NYSE) bottler of The Coca-Cola Company, from September 2006 to December 2010.

Mr. Cummings experience and position with The Coca-Cola Company, deep knowledge of the beverage industry and extensive international background in business and community affairs uniquely qualify him to serve as a member of our board of directors.

Sharon A. Decker

Ms. Decker has been the Chief Executive Officer of The Tapestry Group, a faith based non-profit organization, since September 2004, and the Chief Executive Officer of North Washington Street Properties, a community redevelopment company, since October 2004. Ms. Decker served as the President of The Tanner Companies, a direct seller of women’s apparel, from August 2002 to September 2004. From August 1999 to July 2002, she was President of Doncaster, a division of The Tanner Companies. Ms. Decker was President and Chief Executive Officer of the Lynnwood Foundation, which created and manages a conference facility and leadership institute, from 1997 until 1999. From 1980 until 1997, she served Duke Energy Corporation in a number of capacities, including as Corporate Vice President and Executive Director of the Duke Power Foundation. She also serves as a director of Family Dollar Stores, Inc., a discount retailer, and SCANA Corporation, a diversified utility company.

Ms. Decker brings to the board of directors a unique and valuable perspective from the numerous executive and leadership positions she has held across a broad range of fields, including non-profit organizations and large public companies. Ms. Decker’s diverse executive experience and extensive experience serving on multiple boards qualifies her to serve as a member of our board of directors.

William B. Elmore

Mr. Elmore is our President and Chief Operating Officer, positions he has held since January 2001. He was Vice President, Value Chain from July 1999 to December 2000, Vice President, Business Systems from August 1998 to June 1999, Vice President, Treasurer from June 1996 to July 1998 and Vice President, Regional Manager for the Virginia, West Virginia and Tennessee Divisions from August 1991 to May 1996.

Mr. Elmore has served Coke Consolidated in numerous capacities, including high-level leadership roles, for almost twenty years, providing him with an essential understanding of our business and history as well as significant knowledge of the beverage industry. Mr. Elmore’s industry expertise and his years of business, financial, managerial, executive and board experience with Coke Consolidated make him a valuable member of our board of directors.

Morgan H. Everett

Ms. Everett is the Community Relations Director of Coke Consolidated, a position she has held since January 2009. She has been an employee of Coke Consolidated since October 2004. Ms. Everett graduated from Southern Methodist University with a B.A. in Communications in 2003, and she is member of the founding family of Coke Consolidated.

Ms. Everett’s past service to Coke Consolidated, including experience in the operations of Coke Consolidated, and education make her a qualified candidate for the board of directors. Ms. Everett’s election to the board would also add to the diversity of the board in both demographics and perspective.

Deborah H. Everhart

Ms. Everhart has been an affiliate broker with Assist2Sell, a real estate brokerage firm located in Chattanooga, Tennessee, since September 2009. Ms. Everhart was an affiliate broker with Fletcher Bright Company, a real estate brokerage firm located in Chattanooga, Tennessee, from February 1997 until September 2009.

Ms. Everhart has provided the board of directors with dedicated service for seven years. Her business acumen and board experience make her a valuable addition to our board of directors. Ms. Everhart is also a member of the founding family of Coke Consolidated and holds a significant pecuniary interest in the stock of Coke Consolidated.

Henry W. Flint

Mr. Flint is the Vice Chairman of the board of directors, a position he has held since April 2007. Mr. Flint served as Executive Vice President and Assistant to the Chairman from July 2004 to April 2007. Mr. Flint was Co-Managing Partner of the law firm of Kennedy Covington Lobdell & Hickman, L.L.P. from January 2000 to July 2004, a firm with which he was associated since 1980. Mr. Flint has also served as our Secretary since 2000.

Mr. Flint’s long-standing service to Coke Consolidated and his managerial expertise make him a valuable member of our board of directors and qualify him for service on the board. Mr. Flint’s legal background provides the board of directors a valuable perspective on many of the issues that face our company and makes him a valuable addition to a well-rounded board of directors.

William H. Jones

Dr. Jones has served as President of Columbia International University, a university with an enrollment of 1,200, since 2007. Prior to accepting the role of President, Dr. Jones served in senior roles as provost and senior vice president of Columbia International University, where he also taught for nineteen years. Since 2007, Dr. Jones has served as a member of the Board of Trustees and Finance Committee of the South Carolina Independent Colleges and Universities. Dr. Jones also serves as chair of the International Leadership Team of Crossover Communications International, a missions agency he cofounded that ministers in seventeen countries.

Dr. Jones’ demonstrated leadership skills, board experience, academic credentials and success in managing an academic institution qualify him for service on the board of directors. Dr. Jones’ strong character and experience in matters of ethics also qualify him for service on the board of directors.

James H. Morgan

Mr. Morgan has served as President and Chief Executive Officer of Krispy Kreme Doughnuts, Inc. since January 2008. Since January 2002, Mr. Morgan has served as Chairman and Chief Investment Officer of Covenant Capital, LLC (formerly Morgan Semones Associates, LLC), an investment management firm, which is the General Partner of The Morgan Crossroads Fund. Previously, Mr. Morgan served as a consultant for Wachovia Securities, Inc., a securities and investment banking firm, from January 2000 to May 2001. From April 1999 to December 1999, Mr. Morgan was Chairman and Chief Executive Officer of Wachovia Securities, Inc. Mr. Morgan was employed by Interstate/Johnson Lane, an investment banking and brokerage firm, from 1990 to 1999 in various capacities, including as Chairman and Chief Executive Officer. Mr. Morgan is the Chairman of the Board of Directors of Krispy Kreme Doughnuts, Inc.

As the current President and CEO of Krispy Kreme Doughnuts, Inc. and a former executive at several major public and private companies, Mr. Morgan provides the board of directors with significant leadership and executive experience. Mr. Morgan’s proven leadership capability and his extensive knowledge of the complex financial and operational issues facing large companies qualifies him to serve as a member of our board of directors.

John W. Murrey, III

Mr. Murrey has been an Assistant Professor at Appalachian School of Law in Grundy, Virginia since August 2003. Mr. Murrey was of counsel to the law firm of Shumacker Witt Gaither & Whitaker, P.C., in Chattanooga, Tennessee until December 2002, a firm with which he was associated since 1970. Mr. Murrey is a director of The Dixie Group, Inc., a carpet manufacturer, and previously was a director of U.S. Xpress Enterprises, Inc. from 2003 until 2007.

Mr. Murrey’s longstanding quality service as a member of our board of directors as well as his significant experience serving on the boards of directors of other companies gives him an understanding of the role of the board and qualifies him to serve on our board of directors. Mr. Murrey’s legal background also adds to the diversity of the board of directors. Mr. Murrey has been a valuable member and contributor to our board of directors since 1993.

Dennis A. Wicker

Mr. Wicker has been a partner in the law firm of Nelson Mullins Riley & Scarborough LLP in its Raleigh, North Carolina office since November 2009. From April 2008 until November 2009, he was a partner in the law firm of SZD Wicker, LPA. From 2001 until 2008, Mr. Wicker was a partner in the Raleigh, North Carolina office of the law firm of Helms Mulliss & Wicker, PLLC. He served as Lt. Governor of the State of North Carolina from 1993 to 2001. Mr. Wicker served as Chairman of the State Board of Community

Colleges and as Chairman of North Carolina’s Technology Council. Mr. Wicker also serves as a director of First Bancorp, a bank holding company, and Air T, Inc., an air transportation services company.

Mr. Wicker’s leadership skills, years of high quality service on Coke Consolidated’s board of directors, service on the boards of directors of First Bancorp and Air T, Inc. and experience in public service qualify him for service on our board of directors.

Coke Consolidated is party to an Amended and Restated Stock Rights and Restrictions Agreement, dated February 19, 2009, with The Coca-Cola Company and J. Frank Harrison, III. Under the agreement, The Coca-Cola Company has the right to designate one person for nomination to our board of directors, and Mr. Harrison and trustees of certain trusts established for the benefit of J. Frank Harrison, Jr. have agreed to vote shares of our stock that they control for the election of such designee. Mr. Cummings has been The Coca-Cola Company’s designee on our board of directors since March 2010.

J. Frank Harrison, III and Deborah H. Everhart are brother and sister. J. Frank Harrison, III and Morgan H. Everett are father and daughter. Deborah H. Everhart and Morgan H. Everett are aunt and niece. In accordance with the operating agreement of the J. Frank Harrison Family, LLC and certain trusts for the benefit of certain relatives of the late J. Frank Harrison, Jr., Mr. Harrison intends to vote the shares of our stock owned or controlled by such entities for the election of Ms. Everhart and Ms. Everett to the board of directors.

Corporate Governance

The Board of Directors

Coke Consolidated is governed by a board of directors and various committees of the board that meet throughout the year. The board of directors and its committees have general oversight responsibility for the affairs of Coke Consolidated. In exercising its fiduciary duties, the board of directors represents and acts on behalf of our stockholders.

Director Independence

The board of directors determines the independence of its members based on the standards specified by The NASDAQ Stock Market, LLC (“Nasdaq”). The board of directors has reviewed the relationships between Coke Consolidated and each director to determine compliance with the Nasdaq standards. Based on its review, the board of directors has determined that the following directors and director nominees are independent: H.W. McKay Belk, Sharon A. Decker, William H. Jones, James H. Morgan, John W. Murrey, III and Dennis A. Wicker. A majority of the current members of the board of directors are independent. If the twelve recommended nominees are elected at the 2011 annual meeting of stockholders, the board of directors will be comprised of six independent directors and six directors who are not independent under Nasdaq rules. Our board of directors is not required to be comprised of a majority of independent directors because Coke Consolidated qualifies as a “controlled company” under Nasdaq standards. We qualify as a controlled company because more than 50% of our voting power is controlled by the Chairman and CEO (the “Controlling Stockholder”). Nasdaq adopted its “controlled company” rule in recognition of the fact that a majority stockholder may control the selection of directors and certain key decisions of a company through his or her ownership rights.

The board of directors has determined that each member of the Audit Committee and Compensation Committee (see membership information below) is independent.

In conducting its review of director independence, the board of directors reviewed the following transactions, relationships or arrangements. All matters described below are within the Nasdaq independence standards.

Name	Matter Considered

Sharon A. Decker	De minimis payment by Coke Consolidated to The Tapestry Group, of which Ms. Decker is the Chief Executive Officer
William H. Jones	De minimis charitable contributions by Coke Consolidated to Columbia International University and an affiliate; Dr. Jones is the President of Columbia International University
James H. Morgan	Ordinary course beverage sales to Krispy Kreme Doughnuts, Inc., of which Mr. Morgan is the Chairman, President and Chief Executive Officer
Dennis A. Wicker	Ordinary course beverage sales to Nelson Mullins Riley & Scarbrough LLP, of which Mr. Wicker is a law partner

The board did not consider transactions with entities in which a director or immediate family member served only as a trustee or director.

The independent directors of the board meet at least twice each year in executive session without the other directors.

Board Leadership Structure

Mr. Harrison serves as both the Chairman of the board of directors and the CEO of Coke Consolidated, and Mr. Wicker serves as the Lead Independent Director.

The board of directors does not have a general policy regarding the separation of the roles of Chairman and CEO. Our bylaws permit these positions to be held by the same person, and the board of directors believes that it is in the best interests of Coke Consolidated to retain flexibility in determining whether to separate or combine the roles of Chairman and CEO based on our circumstances.

The board has determined that it is appropriate for Mr. Harrison to serve as both Chairman and CEO (1) in recognition of Mr. Harrison’s ownership of a controlling equity interest in Coke Consolidated and unique position within our company and the Coca-Cola system and (2) because it provides an efficient structure that permits us to present a unified vision to our constituencies.

The board of directors has elected Mr. Wicker to serve as its Lead Independent Director. The Lead Independent Director (1) presides over all meetings of the independent directors in executive session, (2) serves as a liaison between the Chairman of the Board and the independent directors, (3) has authority to call meetings of the independent directors and (4) serves as a contact person to facilitate communications between employees, stockholders and others with the independent directors.

Board Committees

The board of directors has a standing Audit Committee, Compensation Committee, Executive Committee, Finance Committee and Employee Benefits Committee. The board of directors may also establish other committees from time to time as it deems necessary. Committee members and committee chairs are appointed by the board of directors.

The members of the board’s committees are identified in the following table:

Director	Audit	Compensation	Executive	Finance	Employee Benefits

J. Frank Harrison, III			Chair	Chair
H.W. McKay Belk	Chair	X	X
Alexander B. Cummings, Jr.				X
Sharon A. Decker	X				X
William B. Elmore			X		Chair
Deborah H. Everhart				X
Henry W. Flint				X	X
William H. Jones	X			X
James H. Morgan	X	X		X
John W. Murrey, III					X
Dennis A. Wicker	X	Chair	X

If elected, Ms. Everett will serve on the Finance Committee and the Employee Benefits Committee. Each committee of the board of directors functions pursuant to a written charter adopted by the board of directors. We do not include the committee charters on our corporate website. Copies of the Compensation Committee Charter and Executive Committee Charter were attached to our proxy statement for our 2009 annual meeting of stockholders. A copy of the Audit Committee Charter was attached to our proxy statement for our 2010 annual meeting of stockholders.

The following table provides information about the operation and key functions of each board committee:

			Number of
			Meetings in
Committee	Members	Functions and Additional Information	Fiscal 2010

Audit Committee	H.W. McKay Belk(1) Sharon A. Decker William H. Jones James H. Morgan Dennis A. Wicker	• Acts on behalf of the board of directors in its oversight of accounting and financial reporting processes, internal controls and audit functions • Oversees compliance with significant regulatory requirements • Assists the board in its oversight of enterprise risk management • Reviewing and approving related person transactions • The board of directors has determined that Mr. Morgan is an “audit committee financial expert” within the meaning of the regulations of the SEC • Reports regularly to the board	4
Compensation Committee	Dennis A. Wicker(1) H.W. McKay Belk James H. Morgan	• Administers our executive compensation plans • Reviews and establishes the compensation of our executive officers and makes recommendations to the board of directors concerning executive compensation • Reviews and approves compensation of the members of the board of directors • Reviews and approves employment offers and arrangements, change of control arrangements and other benefits for each executive officer • Oversees regulatory compliance and risk regarding compensation matters • Reports regularly to the board	3

			Number of
			Meetings in
Committee	Members	Functions and Additional Information	Fiscal 2010

Executive Committee	J. Frank Harrison, III(1) H.W. McKay Belk William B. Elmore Dennis A. Wicker	• Assists the board of directors in handling matters that need to be addressed before the next scheduled board of directors meeting • Identifies, evaluates and recommends director candidates to the board of directors • Reports regularly to the board as appropriate • The board of directors has determined that Mr. Belk and Mr. Wicker are “independent” within Nasdaq’s independence standards	1
Finance Committee	J. Frank Harrison, III(1) Alexander B. Cummings, Jr. Deborah H. Everhart Henry W. Flint William H. Jones James H. Morgan	• Reviews and approves policies related to our financial affairs, including policies regarding the management of material financial risks and borrowing transactions • Reviews and approves policies related to cash management, investing activities, loan agreements, hedging activities, leasing transactions and other investment banking transactions and arrangements • Reports regularly to the board	2
Employee Benefits Committee	William B. Elmore(1) Sharon A. Decker Henry W. Flint John W. Murrey, III	• Assists the board in overseeing Coke Consolidated’s general employee benefit and welfare plans • Oversees and reviews the investment funding policies, financial status and objectives of the general employee benefit and welfare plans • Reports regularly to the board as appropriate	1

(1)	Committee Chairman

Director Meeting Attendance

The board of directors held 5 meetings during fiscal year 2010. Each incumbent director attended 100 percent of board and applicable committee meetings during fiscal year 2010. Absent extenuating circumstances, each director is required to attend the annual meeting of stockholders in person. All incumbent directors attended the 2010 annual meeting of stockholders. The independent directors held two executive sessions in 2010.

Director Nomination Process

The board of directors does not have a standing Nominating Committee comprised solely of independent directors. The board of directors is not required to have such a committee because Coke Consolidated qualifies as a “controlled company” under Nasdaq standards as further described under “Director Independence” beginning on page 12.

The board of directors has delegated to its Executive Committee the responsibility for identifying, evaluating and recommending director candidates to the board of directors, subject to the final approval of the Controlling Stockholder who is also a member of the Executive Committee. Because we are a controlled company and all director candidates must be acceptable to the Controlling Stockholder, the board of directors has approved the following nomination and appointment process to provide our constituencies with a voice in the identification of candidates for nomination and appointment.

In identifying potential director candidates, the Executive Committee may seek input from other directors, executive officers, employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Executive Committee. The Executive Committee will also consider director candidates appropriately recommended by stockholders. Morgan Everett, a first time nominee for election to the board of directors at the 2011 annual meeting, was recommended to the Executive Committee by our Chairman and CEO.

In evaluating director candidates, the Executive Committee does not set specific, minimum qualifications that must be met by a director candidate. Rather, the Executive Committee considers the following factors in addition to any other factors deemed appropriate by the Executive Committee:

•	whether the candidate is of the highest ethical character and shares the values of our company;

•	whether the candidate’s reputation, both personal and professional, is consistent with our image and reputation;

•	whether the candidate possesses expertise or experience that will benefit us and is desirable given the current make-up of the board of directors;

•	whether the candidate represents a diversity of viewpoints, backgrounds, experiences or other demographics;

•	whether the candidate is “independent” as defined by the applicable Nasdaq listing standards and other applicable laws, rules or regulations regarding independence;

•	whether the candidate is eligible to serve on the Audit Committee or other board committees under the applicable Nasdaq listing standards and other applicable laws, rules or regulations;

•	whether the candidate is eligible by reason of any legal or contractual requirements affecting us or our stockholders;

•	whether the candidate is free from conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or that would violate any applicable listing standard or other applicable law, rule or regulation;

•	whether the candidate’s service as an executive officer of another company or on the boards of directors of other companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director; and

•	if the candidate is an incumbent director, the director’s overall service to our company during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

Diversity is one of the various factors the Executive Committee may consider in identifying director nominees, but the Executive Committee does not have a formal policy regarding board diversity.

All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above. The Executive Committee will not recommend any potential director candidate that is not acceptable to the Controlling Stockholder.

Stockholder Recommendations of Director Candidates

Stockholders who wish to recommend director candidates for consideration by the Executive Committee may do so by submitting a written recommendation to the Chairman of the Executive Committee c/o our Secretary at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. Such recommendation must include sufficient biographical information concerning the director candidate, including a statement regarding the director candidate’s qualifications. The Executive Committee may require further information and obtain further assurances concerning the director candidate as it deems reasonably necessary for considering the candidate.

Recommendations by stockholders for director candidates to be considered for the 2012 annual meeting of stockholders must be submitted by November 30, 2011. Appropriate submission of a recommendation by a stockholder does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in our proxy statement; however, the Executive Committee will consider any such candidate in accordance with the director nomination process described above.

Policy for Review of Related Person Transactions

Our Code of Business Conduct includes our policy regarding the review and approval of certain related person transactions. In accordance with the Code of Business Conduct, all material transactions or conflicts of interest involving members of the board of directors or our executive officers must be reported to and approved by the Audit Committee.

For purposes of our Code of Business Conduct, any related person transaction that is required to be reported in our proxy statements under SEC rules is deemed to be a “material transaction” and must be reported to and approved by the Audit Committee. Management determines whether a transaction is a material transaction that requires approval by the Audit Committee. The Audit Committee has approved each of the related person transactions described beginning on page 44.

The board of directors also forms special committees from time to time for the purpose of approving certain related person transactions.

The Board’s Role in Risk Oversight

Management is responsible for managing the risks that Coke Consolidated faces. The board of directors is responsible for overseeing management’s approach to risk management. The involvement of the full board of directors in reviewing our strategic objectives and plans is a key part of the board’s assessment of management’s approach and tolerance to risk. While the board of directors has ultimate oversight responsibility for overseeing management’s risk management process, various committees of the board assist it in fulfilling that responsibility.

The Audit Committee assists the board in its oversight of risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Finance Committee assists the board in its oversight of the management of material financial risks, including risks related to borrowing and hedging transactions. The Compensation Committee assists the board in its oversight of the evaluation and management of risks related to Coke Consolidated’s compensation policies and practices.

Communications with the Board of Directors

Stockholders may communicate with any of our directors by sending a written communication to a director c/o our Secretary at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. All communications received in accordance with these procedures will be reviewed by the Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient, such as communications unrelated to our business, advertisements or frivolous communications.

Director Compensation

The following table shows the compensation paid to each non-employee director who served on our board of directors in 2010:

2010 Director Compensation Table

	Fees Earned or Paid
	in Cash	All Other	Total
Name	($)(1)	Compensation ($)	($)

H. W. McKay Belk	$70,300	$—	$70,300
Alexander B. Cummings, Jr.	40,088	—	40,088
Sharon A. Decker	44,125	—	44,125
Deborah H. Everhart	48,700	—	48,700
Ned R. McWherter(2)	50,300	—	50,300
James H. Morgan	55,100	—	55,100
John W. Murrey, III	47,100	—	47,100
Dennis A. Wicker	70,300	—	70,300

(1)	The amounts shown in this column represent the aggregate amounts of all fees earned or paid in cash for services as a director in fiscal year 2010.

(2)	In connection with Mr. McWherter’s retirement on December 31, 2010, the board resolved to pay Mr. McWherter annual remuneration of $16,000 in quarterly installments with such payments to be made each year at the board’s sole discretion. No payments were made pursuant to this resolution in 2010.

The elements of compensation for our non-employee directors are as follows:

2010
Elements of Non-Employee Director Compensation	($)

Basic Annual Retainer for All Non-Employee Directors	$37,500
Supplemental Annual Retainer for Chairman of the Audit Committee	12,000
Supplemental Annual Retainer for Chairman of the Compensation Committee	8,500
Supplemental Annual Retainer for Lead Independent Director	3,500
Award for each Board of Directors and Committee Meeting Attended	1,600

Under our Director Deferral Plan, non-employee directors may defer payment of all or a portion of their annual retainer and meeting fees until they no longer serve on the board of directors. Deferred fees are deemed to be invested in mutual funds selected by the directors from a predetermined list of funds. When a director retires or resigns, the director is entitled to receive a cash payment based upon the amount of fees deferred and the investment return on the selected investment.

Employee directors (currently Mr. Harrison, Mr. Flint and Mr. Elmore) receive no compensation for their service as directors.

The Compensation Committee reviews and approves compensation of the members of the board of directors. In approving annual director compensation, the Compensation Committee considers recommendations of management and approves the recommendations with such modifications as the Committee deems appropriate. Each element of non-employee director compensation was increased for 2010, except the supplemental annual retainer for special committee members which was eliminated. These increases to director compensation for 2010 were recommended by management and approved by the Committee based on advice from Hewitt Associates.

Compensation Discussion and Analysis

This section explains our executive compensation program as it relates to the following “named executive officers” of Coke Consolidated:

J. Frank Harrison, III	Chairman of the Board and Chief Executive Officer
William B. Elmore	President and Chief Operating Officer
Henry W. Flint	Vice Chairman of the Board
Steven D. Westphal	Executive Vice President, Operations and Systems
James E. Harris	Senior Vice President, Chief Financial Officer

This discussion includes statements regarding financial and operating performance targets in the limited context of our executive compensation program. Investors should not evaluate these statements in any other context. These are not statements of management’s expectations of future results or guidance.

Executive Summary

The goals for our executive compensation program are to provide compensation that is:

•	competitive to attract and retain appropriate officer talent;

•	affordable and appropriately aligned with stockholder interests;

•	fair, equitable and consistent as to each component of compensation;

•	designed to motivate our executive officers to achieve our annual and long-term strategic goals and to reward performance based on the attainment of those goals;

•	designed to appropriately take into account risk and reward in the context of our business environment and long-range business plans;

•	designed to consider individual value and contribution to our success;

•	reasonably balanced across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention and retirement objectives;

•	sensitive to, but not exclusively reliant upon, market benchmarks; and

•	responsive to our succession planning objectives.

We seek to accomplish these goals in a way that is consistent with the purpose and core values of Coke Consolidated and the long-term interests of our company and its stockholders and employees.

In making decisions about executive compensation, we rely primarily on our general experience and subjective considerations of various factors, including individual and corporate performance, our strategic business goals and compensation survey data. We do not set specific benchmarks for overall compensation or for allocations between different elements and types of compensation.

The Compensation Committee of the Board of Directors (the “Committee”) oversees the compensation program for our executive officers with the assistance of senior management. The Committee reviews, approves and determines all elements of compensation for each executive officer.

The following table lists the key elements of our 2010 executive compensation program:

Key Elements of Executive Compensation

Element	Description	Purpose
Base Salary	Fixed cash compensation based on responsibility, performance assessment, experience, tenure and potential.	Provide a fixed, baseline level of cash compensation.
Annual Bonus Plan	Cash payment tied to performance during the fiscal year.	Motivate our executive officers to achieve our annual strategic and financial goals.
Long-Term Performance Plan	Cash payment tied to performance over a three-year period. The CEO does not participate in this plan.	Promote retention and motivate executive officers to achieve our longer-term strategic and financial goals.
Performance Units	Performance-based restricted stock units granted only to CEO. Awards vest in equal annual increments over a ten year period with each annual increment tied to our annual performance.	Promote long-term retention, motivate our CEO to consistently achieve our annual strategic and financial goals, and maintain an appropriate balance of at-risk, performance-based compensation for our CEO.
Officer Retention Plan	Supplemental defined benefit plan providing retirement and severance benefits.	Attract officer talent and promote retention with a long-term perspective.
Supplemental Savings Incentive Plan	Supplemental deferred compensation plan enabling our executive officers to defer a portion of their annual salary and bonus and cash awards under the Long-Term Performance Plan.	Promote retention, encourage executive officers to save for retirement and provide retirement savings in a tax-efficient manner.
Insurance and Other Personal Benefits	Premiums paid for life and disability insurance, annual flexible benefit allowance and personal use of corporate aircraft.	Attract and retain officer talent and enhance efficiency.

Determining Executive Compensation

Discretion and Subjective Judgment of Committee

The Committee reviews and determines all compensation for the executive officers.

In determining base salaries, annual and long-term incentive targets and all other matters related to executive compensation, the Committee relies on its general experience and subjective considerations of various factors, including our strategic business goals, compensation survey data and each executive officer’s position, experience, level of responsibility, individual job performance, contributions to our corporate performance, job tenure and future potential.

The Committee does not set specific targets or benchmarks for overall compensation or for allocations between fixed and at-risk compensation, cash and non-cash compensation or short-term and long-term compensation.

Annual Compensation Reviews

The Committee conducts an annual review of executive officer compensation to determine if changes are appropriate. As part of this review, management submits recommendations to the Committee.

Management’s recommendations are determined based on an annual compensation review process conducted by senior management, including the named executive officers. This process includes reviewing self-assessments completed by each executive officer, job performance reviews completed by each executive officer’s supervising manager and comparative compensation data provided by management’s compensation consultant. Based on this process, the Vice Chairman and the President make specific recommendations to the CEO. The CEO reviews and approves compensation recommendations for all executive officers, including the named executive officers, before they are submitted to the Committee.

Following a review of management’s recommendations, the Committee approves the compensation recommendations for the executive officers with any modifications the Committee deems appropriate. The Committee may also adjust compensation for specific individuals at other times during the year.

Role of Compensation Consultants and Benchmarking

Management retained Hewitt Associates to assist with an overall review of the compensation program and to provide general advice and counsel regarding various executive and director compensation matters. This consulting relationship was transitioned to Meridian Compensation Partners in October 2010 when the Hewitt consultants working with us transferred to Meridian as part of Hewitt’s spin-off of a portion of its executive compensation practice.

During 2010, Hewitt Associates assisted with the following specific analyses:

•	In connection with management’s compensation review, management retained Hewitt Associates to complete a comparative study of our executive compensation program relative to peer companies in February 2010, which was considered by the Committee in connection with its decisions regarding compensation for 2010 (the “2010 Executive Compensation Review”). These studies are completed every two or three years with updates as requested by management.

•	Hewitt Associates was also engaged to complete an in-depth study of our short and long-term incentive plans, which was completed in June 2010 and is expected to inform our future executive policies and practices. The June 2010 study included an in-depth analysis of all pay incentive plans and practices including market and comparator company analysis.

•	Hewitt Associates also completed a review of compensation for our outside directors.

Hewitt representatives attended Committee meetings periodically and also met in executive session with the Committee.

The following factors were used for selecting the peer companies for the 2010 Executive Compensation Review from among the participants in Hewitt’s executive pay database:

•	comparable markets for business and talent;

•	similar business operations and focus;

•	company size, measured by revenue; and

•	consistency with prior year peer groups.

Based on these factors, 30 peer companies were selected with median revenues of $2 billion. Because we compete for executive talent from a variety of industries, the 30 companies represented a cross section of industries.

The peer group consisted of the following companies:

2008
Reported Revenues
Company Name	($ in billions)

The Clorox Company	5.3
The Hershey Company	5.1
Molson Coors Brewing Company	4.7
Corn Products International Inc.	4.2
Graphic Packaging Corporation	4.1
Del Monte Foods Company	3.6
Joy Global Inc.	3.4
McCormick & Company, Inc.	3.2
The Scotts Miracle-Gro Company	3.0
Bausch & Lomb Incorporated	2.7
Packaging Corporation of America	2.4
Tupperware Corporation	2.2
Solutia Inc.	2.1
Sauer-Danfoss Inc.	2.1
Applied Industrial Technologies	2.1
ACCO Brands Corporation	1.9
Valmont Industries, Inc.	1.9
Mueller Water Products	1.9
Cott Corp.	1.6
Herman Miller, Inc.	1.6
Brady Corporation	1.5
Alberto-Culver Company	1.4
Woodward Governor Company	1.3
Kaman Corporation	1.3
Hansen Natural Corp	1.0
OMNOVA Solutions Inc.	0.9
Graco Inc.	0.8
Neenah Paper, Inc.	0.7
ESCO Technologies	0.6
National Beverage Corp.	0.6

Coke Consolidated	1.5

The compensation data was adjusted for differences in revenues and sizes of peer companies through regression analysis.

Management and the Committee have used the studies by Hewitt Associates and other publicly available compensation surveys and data as a point of reference to assess whether the compensation for each of the executive officers is within a reasonably competitive range. We have not, however, relied exclusively on the compensation studies or set compensation components to meet specific benchmarks, such as targeting salaries or total compensation “above the median” or “at the 75th percentile.”

Neither Hewitt Associates nor any of its affiliates provided any services to Coke Consolidated except for services related solely to executive officer and director compensation prior to October 2010. Meridian offers no services other than executive and director compensation consulting.

Base Salaries

Base salaries are the foundation of our compensation program. They provide a fixed, baseline level of cash compensation based on each executive officer’s position, responsibilities, individual performance, job tenure and future potential. Base salary levels also impact amounts paid under other elements of our executive compensation program, including annual bonuses, long-term performance awards and retirement benefits.

In light of challenging economic and market conditions we anticipated at the outset of 2010, the Committee upon the recommendation of management determined not to increase the executive officers’ base salaries for 2010. Each named executive officer’s base salary for 2010 remained unchanged from 2009.

The Committee believes the named executive officers’ base salaries for 2010 were within a reasonable range of base salaries for comparable executive talent.

The following table reflects the base salaries paid to the named executive officers for 2010:

2010
Name	Base Salary

J. Frank Harrison, III	$839,250
William B. Elmore	$682,631
Henry W. Flint	$516,206
Steven D. Westphal	$450,000
James E. Harris	$426,420

Annual Bonus Plan

The Annual Bonus Plan provides each executive officer the opportunity to receive an annual cash award based on the achievement of corporate performance goals and individual performance.

The formula for computing annual bonus payouts is as follows:

Annual Bonus Calculation

Based on the Committee’s determinations as described below, the bonus amounts paid to the named executive officers for 2010 were calculated as follows:

			Target		Overall Goal		Individual
	Base		Bonus %		Achievement		Performance		Bonus Award
Name	Salary	x	(% of Base Salary)	x	Factor	x	Factor	=	Earned

Harrison	$839,250	x	100%	x	147%	x	1.0	=	$1,233,698
Elmore	$682,631	x	100%	x	147%	x	1.0	=	$1,003,468
Flint	$516,206	x	85%	x	147%	x	1.0	=	$644,999
Westphal	$450,000	x	60%	x	147%	x	1.0	=	$396,900
Harris	$426,420	x	60%	x	147%	x	1.0	=	$376,102

Target Bonus Percentage

In the first quarter of each year, the Committee approves a target bonus percentage for each executive officer, expressed as a percentage of base salary. Target bonus percentages are determined based on each executive officer’s position and level of responsibility.

The target bonus percentages for the named executive officers for 2010 were as follows:

2010 Target
Bonus Award
Name	(% of Base Salary)

J. Frank Harrison, III	100%
William B. Elmore	100%
Henry W. Flint	85%
Steven D. Westphal	60%
James E. Harris	60%

Mr. Harris’s target bonus percentage was increased to 60% of base salary for 2010 from 50% of base salary for 2009 due to his increased tenure with the company and the level of responsibility and related compensation deemed appropriate for his job by the Committee. Target bonus percentages for the other named executive officers remained unchanged from 2009 as a percent of base salary.

Overall Goal Achievement Factor

The overall goal achievement factor is calculated based on our achievement of annual corporate performance goals determined for each performance measure under the Annual Bonus Plan. The following table summarizes the performance measures and related corporate performance goals approved by the Committee for 2010:

		Performance Goals
Performance Measure	Weight	Threshold	Target	Maximum
Revenue	10%	$1.37 billion	$1.47 billion	$1.57 billion
Earnings Before Interest and Taxes	70%	$72 million	$82 million	$90 million
Net Debt Reduction	20%	$11 million	$21 million	$43 million

The Committee selected Revenue, Earnings Before Interest and Taxes and Net Debt Reduction as the performance measures for 2010 because they are set forth in our Annual Bonus Plan as key annual goals under our long-range strategic plan. The Committee also believes the achievement of these goals is consistent with the long-term interests of our stockholders. The Committee increased the weight assigned to Earnings Before Interest and Taxes to 70% for 2010 from 50% in 2009 because it believes the measure is a comprehensive financial measure of the executive officers’ and company’s performance.

The performance measures are defined as follows:

•	“Revenue” means net sales revenue determined on a consolidated basis in accordance with generally accepted accounting principles;

•	“Earnings Before Interest and Taxes” means income from operations determined on a consolidated basis in accordance with generally accepted accounting principles; and

•	“Net Debt Reduction” means the change in “Net Debt” from the beginning of the fiscal year to the end of the fiscal year. The term “Net Debt” means the obligations of Coke Consolidated and its subsidiaries under long-term debt and capital leases (including any current maturities), less cash, short-term investments and marketable securities, all determined on a consolidated basis in accordance with generally accepted accounting principles.

The Committee also approves the threshold, target and maximum performance goals for each performance measure under the Annual Bonus Plan. If the threshold goal is not achieved for a given measure, there is no payout on that measure. Increasingly larger payouts are awarded for levels of achievement between the threshold and maximum performance goals.

The following table summarizes the payout range for each performance goal.

Performance
Goal Achievement	Payout Percentage
Less than threshold	0%
Threshold to target	50% - 99%
Target to maximum	100% - 149%
Maximum and greater	150%

In accordance with the terms of the Annual Bonus Plan, in determining the overall goal achievement factor, the Committee makes adjustments to the actual levels of achievement under each corporate performance measure to ensure that each corporate performance measure reflects our normalized operating performance in the ordinary course of business. In general, these adjustments relate to unplanned or unanticipated events. An example of such adjustments would be the mark-to-market adjustments required on the company’s hedges for certain commodities such as fuel and aluminum.

The following table reflects the calculation of the overall goal achievement factor for 2010:

		Target	Adjusted		Weighted
Performance		Performance	Goal	Payout	Payout
Measure	Weight	Goal	Achievement	Percentage	Percentage
Revenue	10%	$1.47 billion	$1.51 billion	120%	12%
Earnings Before Interest and Taxes	70%	$82 million	$103.3 million	150%	105%
Net Debt Reduction	20%	$21 million	$48.4 million	150%	30%

Overall Goal Achievement Factor					147%

Individual Performance Factor

The Committee sets the individual performance factor for each named executive officer based on its subjective judgment of the executive officer’s performance for the year, including consideration of the executive officer’s annual performance evaluation and management’s recommendations. The maximum individual performance factor is 1.5.

In the first quarter of 2011, each named executive officer’s individual performance factor was set at 1.0 based on 2010 performance. As a result, the individual performance factors had no impact on the executives’ annual bonus awards.

Long-Term Performance Plan

The Long-Term Performance Plan delivers a targeted percentage of base salary to each participant based on the achievement of long-term goals of the company. The Long-Term Performance Plan is offered to the executive officers and other key employees. A three-year performance cycle is generally established each year for determining compensation under the Long-Term Performance Plan.

The Committee approved the Long-Term Performance Plan to encourage retention of executive officers and key employees, increase the proportion of their total performance based compensation, and provide an incentive to achieve our long-term strategic goals.

The general formula for computing awards under the Long-Term Performance Plan is as follows:

2010 Long-Term Plan

In the first quarter of 2010, the Committee established the long-term performance plan for the 2010-2012 three-year period (the “2010 Long-Term Plan”).

The Committee approved target awards under the 2010 Long-Term Plan based on each executive officer’s base salary, position and level of responsibility, and its subjective consideration of comparative data provided by Hewitt Associates. Payouts with respect to the target awards will be made in early 2013 depending on our achievement of specified average performance goals during the three-year performance period.

The following table reflects the target awards granted to the named executive officers under the 2010 Long-Term Plan:

2010 LTPP
Name	Target Awards
William B. Elmore	$682,631
Henry W. Flint	$438,775
Steven D. Westphal	$270,000
James E. Harris	$255,852

Mr. Harrison does not participate in the 2010 Long-Term Plan due to his long-term performance stock units described below.

The long-term performance factor is calculated based on our achievement of average annual corporate performance goals during the three-year performance period. The following table summarizes the corporate performance measures and weights approved by the Committee for the 2010 Long-Term Plan:

Performance Measure	Weight
Average Revenue	10%
Average Earnings Per Share	35%
Average Return on Total Assets	20%
Average Debt/Operating Cash Flow	35%

The Committee selected Revenue, Earnings Per Share, Return on Total Assets and Debt/Operating Cash Flow as the performance measures under the 2010 Long-Term Plan because they are set forth in our Long-Term Performance Plan as key, long-term strategic goals. The Committee also believes the achievement of goals with respect to these measures is consistent with the long-term interests of our stockholders.

Each of the performance measures is defined as follows:

•	“Revenue” means net sales determined on a consolidated basis in accordance with generally accepted accounting principles;

•	“Earnings Per Share” means diluted net income per share of common stock determined by dividing (a) net income by (b) the weighted average number of shares of common stock outstanding, all determined on a consolidated basis in accordance with generally accepted accounting principles;

•	“Return on Total Assets” means (a) net income divided by (b) average total assets as of the beginning and end of a fiscal year, all determined on a consolidated basis in accordance with generally accepted accounting principles; and

•	“Debt/Operating Cash Flow” means (a) long-term debt and obligations under capital leases (including the current portion thereof) less cash, short-term investments and marketable securities divided by (b) the sum of (i) income from operations, plus (ii) depreciation and amortization, all determined on a consolidated basis in accordance with generally accepted accounting principles.

The Committee approved the threshold, target and maximum performance goals for each performance measure under the 2010 Long-Term Plan. While target performance goals are set at a level believed by management to be reasonably achievable and the Company’s 2010 financial results were favorable for the first year of the 2010 Long-Term Plan, the economic and business environment facing the Company remains challenging and therefore the Company’s ability to achieve the target goals under the 2010 Long-Term Plan is uncertain.

If the threshold goal is not achieved for a given measure, there will be no payout on that measure. Increasingly larger payouts will be awarded for level of achievement between the threshold and maximum performance goals.

The following table summarizes the payout range for each performance goal.

Performance Level	Payout Percentage
Less than threshold	0%
Threshold to target	50% - 99%
Target to maximum	100% - 149%
Maximum and greater	150%

In accordance with the terms of the Long-Term Performance Plan, in determining the long-term performance factor, the Committee will make adjustments to actual levels of achievement to ensure that each corporate performance measure reflects our normalized operating performance in the ordinary course of business. In general, these adjustments relate to unplanned or unanticipated events that we view as being outside of management’s control. An example of such adjustments would be the mark-to-market adjustments required on the Company’s hedges for certain commodities such as fuel and aluminum.

Payments, if any, under the 2010 Long-Term Plan will be made in early 2013 based on our audited financial results for fiscal years 2010 through 2012. Consistent with our historical practices of compensating executive officers (other than the CEO) in cash, the awards will be paid in cash instead of equity due to the limited number of shares of our company stock held by stockholders who are not affiliates of our company and the limited trading volume of our common stock.

2008 Long-Term Plan

In the first quarter of 2008, the Committee established the long-term performance plan for the 2008-2010 three-year period (the “2008 Long-Term Plan”). Awards under the 2008 Long-Term Plan were paid in early 2011 based on our audited financial results for fiscal years 2008 through 2010. The awards were calculated as follows:

			Long-Term
			Performance
	2008 LTPP		Factor		Award
Name	Target Awards	x	(%)	=	Earned

Elmore	563,337	x	123%	=	$692,904
Flint	294,975	x	123%	=	$362,819
Westphal	248,400	x	123%	=	$305,532
Harris	207,000	x	123%	=	$254,610

The following table reflects the calculation of the long-term performance factor under the 2008 Long-Term Plan:

		Target	Adjusted		Weighted
Performance		Performance	Goal	Payout	Payout
Measure	Weight	Goal	Achievement	Percentage	Percentage
Average Revenue	20%	$1.54 billion	$1.47 billion	60%	12%
Average Earnings Per Share	30%	$2.53	$3.11	150%	45%
Average Return on Total Assets	20%	1.79	2.20	150%	30%
Average Debt/Operating Cash Flow	30%	4.08	3.91	120%	36%

Long-Term Performance Factor					123%

In determining the long-term performance factor, the Committee made adjustments to the actual levels of achievement to ensure that each corporate performance measure reflected our normalized operating performance in the ordinary course of business.

CEO Performance Units

The Committee awarded 400,000 performance units to Mr. Harrison, our Chairman and CEO, in 2008. The award was made to maintain Mr. Harrison’s total compensation and at-risk compensation at competitive levels and provide a retention incentive though 2019.

The Committee designed the award to be payable in Class B common stock:

•	due to Mr. Harrison’s unique position within our company and the Coca-Cola system;

•	to enhance our flexibility to make acquisitions with stock without impairing our favorable ownership and control structure;

•	to further align Mr. Harrison’s interests with those of our stockholders; and

•	in recognition of our historical practices for Mr. Harrison’s compensation.

Each performance unit represents the right to receive one share of our Class B common stock based on the achievement of specified corporate performance goals under the Annual Bonus Plan. For each of our fiscal years 2009 through 2018, up to 40,000 performance units may vest in accordance with the following formula:

The following reflects the calculation of vested performance units for 2010.

Overall Goal
			Achievement		Vested
	Vesting		Factor		Performance
Name	Target	x	(Max. 100%)	=	Units

J. Frank Harrison, III	40,000	x	100%	=	40,000

The value realized by Mr. Harrison upon vesting of the 40,000 performance units was $2,378,400 based on the closing price of our common stock on March 8, 2011.

The overall goal achievement factor under the Annual Bonus Plan for 2010 was 147% (see page 24 above for a discussion of the overall goal achievement factor, including the corporate performance measures and goals used for determining the overall goal achievement factor); however, for purposes of calculating the number of performance units that vest in a given year, the overall goal achievement factor is limited to 100%.

If fewer than 40,000 performance units vest for any annual performance period, Mr. Harrison will automatically forfeit the unvested portion of the units for that performance period. No performance units were forfeited for 2010.

The award agreement does not provide for income tax reimbursements. If requested by Mr. Harrison, a portion of the award will be settled in cash as necessary to satisfy maximum statutory tax withholding requirements.

Officer Retention Plan

The Officer Retention Plan (“ORP”) provides the executive officers and certain key employees with a supplemental retirement benefit that increases each year until age 60 pursuant to a pre-determined schedule. The amount of the benefit is based on each participant’s position and level of responsibility, performance, and job tenure.

Historically, the Committee has emphasized retention as a key objective of our compensation program, and the ORP was implemented for the purpose of attracting and retaining officer talent until retirement and promoting a long-term perspective. The ORP is also provided in light of our historical practice of not using equity as a significant component of compensation (except for the CEO), and provides a significant benefit to the named executive officers. The material terms of the ORP are described beginning on page 36.

Supplemental Savings Incentive Plan

The Supplemental Savings Incentive Plan (“SSIP”) allows the executive officers to defer a portion of their annual salary and bonus. We may match up to 50% of the first 6% of salary deferred. We may also make additional discretionary contributions to the participants’ accounts.

Prior to 2006, participants could elect to receive a fixed annual return of up to 13% on their account balances. This provided participants with an above market rate of return and resulted in a long-term fixed liability for us that was not contingent on our corporate performance. For these reasons, the Committee eliminated the option to receive a fixed rate of return for all deferrals and company contributions made on or after January 1, 2006. The fixed rate of return option was not eliminated for deferrals and company contributions made before January 1, 2006. The material terms of the SSIP are described beginning on page 37.

Other Benefits and Executive Compensation Policies

Pension Plan

We maintain a traditional pension plan. Effective June 30, 2006, no new participants may become eligible to participate in the plan and the benefits under the plan for existing participants, including the named executive officers, were frozen.

401(k) Savings Plan

We maintain a tax qualified defined contribution plan with a cash or deferred arrangement under Section 401(k) of the tax code for substantially all of our employees who are not part of collective bargaining agreements, including the named executive officers. Employee elective deferral contributions to the 401(k) plan are made on a pre-tax basis. Contributions by the named executive officers are limited by the tax code.

Severance and Change of Control

Our senior executive officers, including the named executive officers, do not have employment agreements, but they are entitled to certain payments under the various plans described in this section in connection with a termination of employment or a change of control of our company. With respect to termination of employment, each executive officer is entitled to certain payments upon termination without cause, voluntary resignation or termination due to death or disability. The terms of the severance provisions are described beginning on page 39.

Change of control benefits are provided to ensure that in the event of a friendly or hostile change of control, our executive officers will be able to advise our board of directors about the potential transaction, without being unduly influenced by personal considerations, such as fear of losing their jobs as a result of a change of control. The Committee does not consider the change of control provisions in determining the forms or amounts of other compensation. The terms of the change of control provisions are described beginning on page 39.

Personal Benefits

We provide personal benefits to the named executive officers that management and the Committee believe are reasonable, competitive and consistent with our overall objective of attracting and retaining officer talent. The Committee believes the value of providing these benefits to our executive officers outweighs the cost of the benefits. The cost of these benefits to Coke Consolidated is reflected under All Other Compensation (Column (g)) on page 32.

Each of the executive officers is provided with an annual flexible benefit allowance. Each executive officer has the flexibility to keep or spend the allowance and is not required to report to us how the allowance is spent. The Committee made this change to:

•	minimize decisions regarding the types of benefits provided;

•	give our executive officers choice and flexibility;

•	fix our expenses with respect to these types of benefits; and

•	eliminate inequity among executive officers.

Each of the named executive officers received an annual flexible benefit allowance of $25,000 for 2010, except for Mr. Harrison and Mr. Elmore who each received $45,000. These amounts were determined based on our annual average costs of providing historical personal benefits that were replaced by the annual flexible benefit allowance, including the costs of prior income tax reimbursements paid in connection with the historical benefits.

We continue to pay long-term disability and life insurance premiums for the named executive officers, including life insurance premiums on some policies that were purchased to replace terminated split-dollar life insurance arrangements. For certain elements of compensation, we also pay income tax gross-ups to provide the full benefit of the compensation.

Our board of directors requires the CEO to use our corporate aircraft whenever reasonable for both business and personal travel. This benefit increases the level of safety and security for Mr. Harrison and his family. Making the aircraft available to Mr. Harrison also allows him to efficiently and securely conduct business during both business and personal flights and eliminates the inefficiencies of commercial travel. Our board believes that the value of making the aircraft available to Mr. Harrison and his family, in terms of convenience, security and saving time, results in an efficient form of compensation for Mr. Harrison.

Other named executive officers may use our corporate aircraft for personal purposes with Mr. Harrison’s permission and subject to the oversight of the Committee and board of directors. Depending on availability, family members of executive officers may travel on the corporate aircraft to accompany executives on business. There is nominal or no incremental cost to the company for these passengers.

Tax and Accounting Considerations

The Committee considers the tax and accounting effects of compensation elements when designing our incentive and equity compensation plans. Under Section 162(m) of the tax code, a public company is generally not permitted to deduct non-performance-based compensation paid to a named executive officer to the extent the compensation exceeds $1 million in any year. Special rules apply for “performance-based” compensation. The Committee has designed our Annual Bonus Plan, the Long-Term Performance Plan, and the CEO’s performance unit award to maximize the deductibility of compensation paid to our named executive officers. In order to maintain flexibility in compensating executive officers, however, the Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Executive Compensation Tables

The following tables and related narratives present the compensation for our named executive officers in the format specified by the SEC.

I.	2010 Summary Compensation Table

					Change in
					Pension Value
					and
					Nonqualified
				Non-Equity	Deferred
			Stock	Incentive Plan	Compensation	All Other
Name and		Salary	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

J. Frank Harrison, III	2010	$839,250	$2,356,800	$1,233,698	$1,134,249	$686,036	$6,250,033
Chairman and CEO	2009	837,213	1,634,400	1,122,917	944,199	696,567	5,235,296
	2008	812,510	1,130,000	712,955	909,905	1,514,553	5,079,923
William B. Elmore	2010	682,631	—	1,696,372	801,253	116,313	3,296,569
President and Chief	2009	680,974	—	913,360	698,498	184,597	2,477,429
Operating Officer	2008	660,881	—	637,896	697,446	177,269	2,173,492
Henry W. Flint	2010	516,206	—	1,007,818	313,790	83,117	1,920,931
Vice Chairman	2009	514,158	—	587,081	300,115	128,975	1,530,329
	2008	490,240	—	322,629	301,282	148,350	1,262,501
Steven D. Westphal	2010	450,000	—	702,432	403,028	95,213	1,650,673
Executive Vice	2009	447,000	—	361,260	316,718	102,438	1,227,416
President, Operations and Systems	2008	412,833	—	217,350	323,994	118,954	1,073,131
James E. Harris (1)	2010	426,420	—	630,712	200,000	88,854	1,345,986
Senior Vice	2009	425,385	—	285,275	200,000	114,226	1,024,886
President, Chief Financial Officer	2008	387,192	—	199,238	200,000	71,169	857,599

(1)	Mr. Harris’ employment as Chief Financial Officer began on January 25, 2008.

Salary (Column (c))

The amounts shown in the “Salary” column include amounts deferred by the executive officers under our 401(k) Savings Plan and Supplemental Savings Incentive Plan.

Stock Awards (Column (d))

The amounts shown in the “Stock Awards” column for 2010 and 2009 represent the grant-date fair values of 40,000 performance units awarded to our CEO and subject to vesting in each of 2010 and 2009. The amounts shown for 2008 represents the grant-date fair value of restricted stock awards granted to our CEO and subject to vesting in 2008. The grant-date fair values of the awards are computed in accordance with FASB ASC Topic 718 based on our expectations as of the grant dates regarding the probable level of achievement under the awards. We assumed the maximum level of achievement under each of the awards. The assumptions made in determining the fair value of the 2010 and 2009 performance units are described beginning on page 80 of our Form 10-K for the fiscal year ended January 2, 2011.

Non-Equity Incentive Plan Compensation (Column (e))

The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent the performance-based cash awards earned under our Annual Bonus Plan and the 2008 Long-Term Plan, as follows:

	2010	2008
Name	Annual Bonus Plan	Long-Term Plan	Total

Mr. Harrison	$1,233,698	—	$1,233,698
Mr. Elmore	1,003,468	$692,904	1,696,372
Mr. Flint	644,999	362,819	1,007,818
Mr. Westphal	396,900	305,532	702,432
Mr. Harris	376,102	254,610	630,712

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (f))

The following table breaks out the amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2010.

			Nonqualified Deferred
		Officer	Compensation
	Pension Plan	Retention Plan	Earnings
Name	(1)	(2)	(3)	Total

Mr. Harrison	$163,304	$906,778	$64,167	$1,134,249
Mr. Elmore	106,712	569,298	125,243	801,253
Mr. Flint	15,962	292,929	4,899	313,790
Mr. Westphal	100,095	269,444	33,489	403,028
Mr. Harris	—	200,000	—	200,000

(1)	The amount shown in this column reflects the aggregate increase in the present value of each executive’s benefit under the Pension Plan from the beginning of the fiscal year to the end of the fiscal year. Additional information regarding the executive officer’s accumulated benefits under the Pension Plan is on page 35.

(2)	The amount shown in this column reflects the aggregate increase in the present value of each executive’s benefit under the Officer Retention Plan from the beginning of the fiscal year to the end of the fiscal year. Additional information regarding the executive officer’s accumulated benefits under the Officer Retention Plan is on page 35.

(3)	The amounts shown in this column reflect the portion of annual earnings on each executive’s principal balance under the Supplemental Savings Incentive Plan that is deemed to be “above-market interest” under SEC rules. Additional information regarding the SSIP is presented beginning on page 37. The SSIP was amended in 2005 to eliminate the payment of above market interest on salary deferrals and contributions made after 2005.

All Other Compensation (Column (g))

The following table describes each component of the “All Other Compensation” column for 2010. The amounts shown reflect the incremental cost to Coke Consolidated for each of the benefits.

	Supplemental				Income		Personal
	Savings	401(k)			Tax	Flexible	Use of
	Incentive	Savings	Life	Disability	Gross-	Benefit	Company	Directors
Name	Plan	Plan	Insurance	Insurance	Ups	Allowance	Aircraft	Fees	Total
Mr. Harrison	$25,178	$10,152	$226,316	$10,452	$225,198	$45,000	$143,740	—	$686,036
Mr. Elmore	20,479	11,397	19,352	8,604	11,481	45,000	—	—	116,313
Mr. Flint	15,486	12,512	8,468	15,478	4,687	25,000	1,486	—	83,117
Mr. Westphal	4,500	12,250	7,046	8,761	3,556	25,000	—	$34,100	95,213
Mr. Harris	12,793	12,250	3,764	15,645	2,202	25,000	—	17,200	88,854

The following describes each of the personal benefits reflected in the above table:

Supplemental Savings Incentive Plan

We make matching and discretionary contributions to the executives’ accounts under the Supplemental Savings Incentive Plan.

401(k) Savings Plan

We make matching contributions to the executives’ accounts under the 401(k) Savings Plan of up to 5% of each executive’s eligible compensation.

Disability and Life Insurance

We pay long-term disability, excess group life insurance and individual life insurance premiums for certain named executive officers, including life insurance premiums on some policies that were purchased to replace terminated split-dollar life insurance arrangements. Of the amount shown for Mr. Harrison, $222,704 was for premiums paid on an individual whole-life policy that we agreed to provide to Mr. Harrison in 2003 in connection with the termination of a split-dollar life insurance arrangement.

Income Tax Gross-Ups

We pay income tax gross-ups with respect to certain individual life insurance premiums and personal use of corporate aircraft.

Flexible Benefit Allowance

Beginning in 2009, we replaced many of our historical personal benefits with an annual flexible benefit allowance. Each executive officer has the flexibility to keep or spend the allowance and is not required to report to us how the allowance is spent.

Aircraft Usage

Coke Consolidated owns and operates one corporate aircraft to allow employees to safely and efficiently travel for business purposes. The corporate-owned aircraft allows employees to be more productive than if commercial flights were utilized, as the aircraft provides a confidential and productive environment for conducting business without the scheduling constraints imposed by commercial airline service.

Mr. Harrison is also required to use our corporate aircraft whenever reasonable for both business and personal travel. This policy increases the level of safety and security for Mr. Harrison and his family. Making the aircraft available to Mr. Harrison for personal use allows him to efficiently and securely conduct business during personal flights. Consistent with past practices, we reimburse Mr. Harrison for taxes incurred because of his personal use of the corporate aircraft.

Other named executive officers may also use the corporate aircraft for personal purposes with Mr. Harrison’s permission and subject to the oversight of the Compensation Committee and board of directors. Depending on availability, family members of executive officers are also permitted to ride along on the corporate aircraft when it is already going to a specific destination for a business purpose. This use has no or nominal incremental cost to Coke Consolidated.

The incremental cost of personal use of company aircraft is calculated based on the average cost of fuel, crew travel, on board catering, trip-related maintenance, landing fees and trip-related hangar and parking costs and other similar variable costs. Fixed costs that do not change based on usage, such as pilot salaries, home hangar expenses and general taxes and insurance are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or dropping off a passenger flying for personal reasons, this “deadhead” segment is included in the incremental cost of the personal use.

Directors Fees

This column reflects fees paid to (1) Mr. Harris for his service as a director of South Atlantic Canners and (2) Mr. Westhpal for his service as a director of Southeastern Container. South Atlantic Canners and Southeastern Container are each manufacturing cooperatives comprised of Coca-Cola bottlers in which we are a member.

II.	2010 Grants of Plan Based Awards

The following table shows grants of plan-based awards made to our named executive officers in March 2010.

							Estimated Possible
				Estimated Possible			Payouts Under Equity			Grant-Date
				Payouts Under Non-Equity			Incentive			Fair Value of
			Date of	Incentive Plan Awards			Plan Awards			Stock and
		Grant	Initial Board	Threshold	Target	Maximum	Threshold	Target	Maximum	Option
Name	Plan(1)	Date	Action	($)(6)	($)(2)	($)(3)	(#)	(#)	(#)	Awards ($)

Mr. Harrison	ABP	N/A	N/A	$41,963	$839,250	$1,888,313	—	—	—	—
	PU(4)	3/9/2010	2/27/2008	—	—	—	20,000	40,000	40,000	$2,356,800 (5)
Mr. Elmore	ABP	N/A	N/A	34,132	682,631	1,535,920	—	—	—	—
	LTPP	N/A	N/A	34,132	682,631	1,023,947	—	—	—	—
Mr. Flint	ABP	N/A	N/A	18,648	438,775	987,244	—	—	—	—
	LTPP	N/A	N/A	18,648	438,775	658,163	—	—	—	—
Mr. Westphal	ABP	N/A	N/A	8,100	270,000	607,500	—	—	—	—
	LTPP	N/A	N/A	8,100	270,000	405,000	—	—	—	—
Mr. Harris	ABP	N/A	N/A	7,676	255,852	575,667	—	—	—	—
	LTPP	N/A	N/A	7,676	255,852	383,778	—	—	—	—

(1)	Incentive award opportunities were granted under the following plans in 2010:

ABP 2010 Annual Bonus Plan

PU CEO’s Performance Unit Award Agreement

LTPP 2010 Long-Term Plan

The material terms of each plan are described in the “Compensation Discussion and Analysis” section beginning on page 19.

(2)	The target award amounts shown for the Annual Bonus Plan were computed using an individual performance factor of 1.0.

(3)	The maximum award amounts shown for the Annual Bonus Plan were computed using the maximum individual performance factor of 1.5.

(4)	Mr. Harrison was awarded 400,000 performance units in 2008. The performance units are subject to vesting in annual increments over a ten year period beginning with 2009. Up to 40,000 performance units may vest each year based on the achievement of corporate performance goals established under the Annual Bonus Plan. Because the performance goals under the Annual Bonus Plan are set in the first quarter of each year, each 40,000 unit increment has an independent performance requirement and is considered to have its own service inception date, grant date and service period. Mr. Harrison does not have any voting rights or dividend rights with respect to the performance units until they vest and shares of class B common stock are issued.

(5)	The grant-date fair value of the performance units for 2010 was computed in accordance with FASB ASC Topic 718 based on our expectations as of the grant date regarding the probable level achievement under the award. We assumed the maximum level of achievement under the award.

(6)	The threshold payment is computed by multiplying the lowest achievable target level by the lowest weighted plan factor and applying this percentage to a participant’s grant amount.

III.	Outstanding Equity Awards at Fiscal Year-End 2010

The following table shows the outstanding equity awards held by our named executive officers at the end of fiscal year 2010.

	Equity Incentive Plan Awards: Number of	Equity Incentive Plan Awards: Market or Payout
	Unearned Shares, Units or Other Rights That	Value of Unearned Shares, Units or Other Rights
	Have Not Vested	That Have Not Vested
Name	(#)	($)(2)
Mr. Harrison	360,000 (1)	$20,008,800

(1)	This amount reflects the number of unvested performance units, each with respect to one share of our class B common stock, as of December 31, 2010 under the Performance Unit Award Agreement with Mr. Harrison. On March 8, 2011, our Compensation Committee determined that the second 40,000 share increment of the performance unit award vested in full based on our performance during fiscal year 2010. As of March 8, 2011, there were 320,000 remaining unvested performance units subject to vesting in annual increments based on our performance during fiscal years 2011 through 2018.

(2)	The amount shown in this column is based on the closing price of our common stock ($55.58) on December 31, 2010, the last trading day of fiscal year 2010.

IV.	2010 Option Exercises and Stock Vested

The following table shows stock vested during the fiscal year ended January 2, 2011 for our named executive officers. None of our named executive officers hold stock options.

	Number of Shares	Value Realized
Name	Acquired on Vesting (#)	On Vesting ($)(2)

Mr. Harrison	40,000 (1)	$2,356,800

(1)	This amount reflects the number of shares of class B common stock that vested in fiscal year 2010 under Mr. Harrison’s Performance Unit Award Agreement.

(2)	The amount shown in the “Value Realized on Vesting” column is based on the closing price of our common stock ($58.92) on March 9, 2010.

V.	2010 Pension Benefits

We maintain a traditional, tax-qualified pension plan (the “Pension Plan”) for the majority of our non-union employees, including the named executive officers. On June 20, 2006, the Pension Plan stopped accepting new participants and the benefits under the plan for existing participants were frozen. We also maintain the Officer Retention Plan, a supplemental nonqualified retirement plan (the “ORP”), for key executives, including the named executive officers. The following table provides information regarding the Pension Plan and ORP for fiscal year 2010.

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name	Credited Service (#)(1)	Benefit ($)(2)	Last Fiscal Year ($)

Mr. Harrison	Pension Plan	31	$647,117	—
	Officer Retention Plan	20	10,235,949	—
Mr. Elmore	Pension Plan	23	416,005	—
	Officer Retention Plan	14	5,153,509	—
Mr. Flint	Pension Plan	4	63,646	—
	Officer Retention Plan	7	1,828,283	—
Mr. Westphal	Pension Plan	21	396,049	—
	Officer Retention Plan	10	1,652,778	—
Mr. Harris	Pension Plan	0	—	—
	Officer Retention Plan	3	600,000	—

(1)	The amounts shown in this column are the actual number of years the officer has been a participant in each plan. None of the named executive officers have been given credit under the plans for years of service in addition to their actual years of service.

(2)	The amounts shown in this column are the present values of each named executive officer’s accumulated benefits under the plans. See pages 82 to 87 of our Annual Report on Form 10-K for the fiscal year ended January 2, 2011 for a description of the valuation method and material assumptions used to determine the present values of the accumulated benefits under the Pension Plan. The present value of each named executive officer’s accumulated benefits under the ORP is determined in accordance with the terms of the ORP, as discussed below.

Pension Plan

The Pension Plan is a traditional, tax-qualified defined benefit plan. The benefits under the plan were frozen on June 30, 2006, and since that date no additional employees have become participants in the plan and no additional benefits have accrued. On June 30, 2006, all participants in the plan became fully vested in their accrued benefits under the plan.

Each participant’s accrued benefit is determined based on the participant’s “average compensation” as defined in the plan as of December 31, 2005 and “years of service” as defined in the plan as of June 30, 2006. As a tax-qualified pension plan, the maximum amount of compensation taken into account for each year under the terms of the plan is limited by the Internal Revenue Code. In 2005, this limit was $210,000. On January 2, 2011, the plan benefit of each of the named executive officers, except for Mr. Harris, was based on the maximum average compensation permitted by the plan and provides an accrued benefit equal to the amount shown in the above table under the “Present Value of Accumulated Benefit” column. Mr. Harris was hired in January 2008 after the plan was frozen, so he is not a participant in the plan.

Participants may retire at or after age 65 and receive their full benefit under the plan. Participants who have not reached age 65 but who have reached age 55 and have at least 10 years of service may retire and receive a reduced retirement benefit. Payments made before participants reach 65 are reduced 7.75% for participants between the ages of 55 and 59 and 4.0% for participants between the ages of 60 and 64. Mr. Harrison, Mr. Elmore and Mr. Westphal are currently eligible for early retirement under the plan.

Benefits are payable as a single life annuity for participants who are single when payment of their plan benefit commences or as a 50% joint and survivor annuity over the life of the participant and spouse for participants who are married when payment of their plan benefit commences unless an optional form of payment is elected. Available optional forms of payment are an annuity payable in equal monthly payments for 10 years and thereafter for life, or a 75% or 100% joint and survivor annuity over the lives of the participant and spouse or other beneficiary. Benefits of $5,000 or less may be distributed in a lump sum. If a participant dies before the participant begins to receive retirement benefits, the participant’s accrued benefit will be payable to the participant’s surviving spouse.

Officer Retention Plan

The Internal Revenue Code limits the amounts of compensation that may be considered and the annual benefits that may be provided under the Pension Plan. As such, we maintain the ORP, which is a supplemental nonqualified defined benefit plan, to provide some of our key executives, including the named executive officers, with retirement benefits in excess of IRS limitations as well as additional supplemental benefits.

Under the ORP the named executive officers are entitled to the full amount of their accrued benefit under the plan upon reaching age 60, the normal retirement age under the plan. The amount of each participant’s normal retirement benefit is determined based on the participant’s position and level of responsibility, performance, and job tenure, and is specified in the participant’s individual agreement under the ORP.

Plan benefits are paid in the form of equal monthly installments over 10, 15 or 20 years, as elected by the participant upon joining the plan. The monthly installment amounts are computed using an 8% discount rate using simple interest compounded monthly.

The plan does not provide an early retirement benefit, but participants are eligible under certain circumstances to receive a benefit based on their vested accrued benefit upon death, total disability or severance. Participants are also eligible to receive a benefit upon a change of control occurring before age 60. The benefits payable upon death, total disability, severance or a change of control are described beginning on page 39.

As of January 2, 2011, the estimated annual retirement benefit payable at age 60 for each of the named executive officers was as follows:

	Estimated Annual Retirement	Number of Years
Name	Benefit ($)	Payable (#)

Mr. Harrison	$1,624,960	15
Mr. Elmore	1,150,617	10
Mr. Flint	338,252	15
Mr. Westphal	431,481	10
Mr. Harris	431,481	10

VI.	2010 Nonqualified Deferred Compensation

We maintain the Supplemental Savings Incentive Plan, a nonqualified deferred compensation plan (the “SSIP”), for our key executives, including the named executive officers. The following table provides information regarding the named executive officers’ accounts and benefits under the SSIP for 2010.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contribution in	Contributions in	Earnings in Fiscal	Withdrawals/	Balance at
	Fiscal Year 2010	Fiscal Year 2010	Year 2010	Distributions	January 2, 2011
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

Mr. Harrison	$50,355	$25,178	$433,917	—	$3,828,602
Mr. Elmore	40,958	20,479	745,617	$61,734	6,354,471
Mr. Flint	30,972	15,486	114,192	—	885,214
Mr. Westphal	9,000	4,500	196,615	10,864	1,825,969
Mr. Harris	25,585	12,793	11,212	31,751	167,864

(1)	All amounts shown in this column are also reported in the “Salary” column of the Summary Compensation Table.

(2)	All amounts shown in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Of the amounts shown in this column, the following amounts are reported as above-market earnings on deferred compensation in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table: Mr. Harrison—$64,167, Mr. Elmore—$125,243, Mr. Flint—$4,899, Mr. Westphal—$33,489 and Mr. Harris—$0.

(4)	Of the amounts shown in this column, the following amounts were reported in the Summary Compensation Tables of our proxy statements for previous years: Mr. Harrison—$1,953,916, Mr. Elmore—$2,638,833, Mr. Flint—$647,874, Mr. Westphal—$588,722 and Mr. Harris—$149,878.

Participants in the SSIP may elect to defer up to 50% of their annual base salary and 100% of their annual bonus and awards under the Long-Term Performance Plan.

We currently match up to 50% of the first 6% of base salary deferred. We may also make discretionary contributions to participants’ accounts. For 2006 through 2008, we made “transition contributions” as described in our proxy statement for the 2009 annual meeting of stockholders.

Participants are immediately vested in all amounts of salary and bonus deferred by them. Our contributions to participants’ accounts, other than transition contributions, vest in 20% annual increments and become fully vested upon the completion of five years of service. The transition contributions vested in 20% annual increments from December 31, 2006 to December 31, 2010. All contributions made by us become fully vested upon retirement, death or a change of control.

Amounts deferred by participants and contributions made by us before January 1, 2006 are deemed invested in either a “fixed benefit account” or a “pre-2006 supplemental account,” at the election of the participant. Balances in the fixed benefit accounts earn interest at an annual rate of up to 13% (depending on the event requiring distribution and the participant’s age, years of service and initial year of participation in the plan). For named executive officers with fixed benefit accounts, the amounts reported in the above table under “Aggregate Earnings in Fiscal Year 2010” and “Aggregate Balance at January 2, 2011” were calculated assuming the maximum annual return of 13%.

Amounts deferred by participants and contributions made by us on or after January 1, 2006 are deemed invested in a “post-2005 supplemental account.” Balances in pre-2006 supplemental accounts and post-2005 supplemental accounts are deemed invested by participants in investment choices that are made available by us, which are similar to the choices available under our 401(k) Savings Plan.

Balances in the fixed benefit accounts and pre-2006 supplemental accounts become payable, as elected by a participant, either upon “termination of employment” or on a date designated by the participant between the year the participant turns 55 and the year the participant turns 70. Amounts in the post-2005 supplemental accounts may be distributed, as elected by a participant, upon “termination of employment” or at a date designated by the participant that is at least 2 years after the year that a salary deferral or other contribution was made and not later than the year the participant turns 70. A “termination of employment” occurs upon the later of (1) a participant’s severance, retirement or attainment of age 55 while totally disabled and, (2) at the election of the plan administrator, the date when the participant is no longer receiving severance benefits.

Balances in the fixed benefit accounts and pre-2006 supplemental accounts are payable in equal monthly installments over 10 or 15 years, at the election of the participant. The monthly payment amount for a fixed benefit account is calculated using a discount rate that is equal to the applicable rate of interest on the account, as described above. The monthly payment amount for a pre-2006 supplemental account is calculated by dividing the vested account balance by the number of remaining monthly payments. Balances in the post-2005 supplemental accounts are payable in either a lump sum or in monthly installments over a period of 5, 10 or 15 years, at the election of the participant. The monthly payment for a post-2005 supplemental account is calculated by dividing the vested account balance by the number of remaining monthly payments.

In the event of death or a change of control, all account balances become payable in either a single lump sum or in equal monthly installments over a period of 5, 10 or 15 years, at the election of the participant. In each case, the account balances and monthly payments are generally computed in the same manner as described above, except participants are deemed fully vested in their account balances, and, in the case of a change of control, balances and monthly payments for fixed benefit accounts are computed using the maximum 13% rate of return and 13% discount rate, respectively. Additional information regarding amounts payable to each of the named executive officers upon a termination of employment, death or change of control is provided in the following section.

VII.	2010 Potential Payments Upon Termination or Change of Control

The following table shows the estimated benefits payable to each named executive officer in the event of the executive officer’s termination of employment under various scenarios or a change of control of our company. The amounts shown assume termination of employment or a change of control on December 31, 2010. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all salaried employees.

	Voluntary
	Resignation
	or
	Termination
	without	Termination			Retirement	Change of
Name and Plans	Cause	for Cause	Death	Disability	(1)	Control
J. Frank Harrison, III
Officer Retention Plan(2)	$8,188,759	—	$10,235,949	$10,235,949	—	$14,411,990
Supplemental Savings Incentive Plan(2)	3,828,602	$3,828,602	3,828,602	3,828,602	$3,828,602	3,828,602
Performance Units(3)	—	—	—	—	—	2,223,200
Annual Bonus Plan	—	—	1,233,698	1,233,698	1,233,698	839,250

Total	$12,017,361	$3,828,602	$15,298,249	$15,298,249	$5,062,300	$21,303,042
William B. Elmore
Officer Retention Plan(2)	$3,865,132	—	$5,153,509	$5,153,509	—	$8,000,000
Supplemental Savings Incentive Plan(2)	6,354,471	$6,354,471	6,354,471	6,354,471	$6,354,471	6,354,471
Annual Bonus Plan	—	—	1,003,468	1,003,468	1,003,468	682,631
Long-Term Performance Plans(4)	—	—	1,137,718	1,137,718	1,137,718	1,137,718

Total	$10,219,603	$6,354,471	$13,649,166	$13,649,166	$8,495,657	$16,174,820
Henry W. Flint
Officer Retention Plan(2)	$1,462,626	—	$1,828,283	$1,828,283	—	$3,000,000
Supplemental Savings Incentive Plan(2)	865,116	$865,116	865,116	865,116	$865,116	865,116
Annual Bonus Plan	—	—	644,999	644,999	—	438,775
Long-Term Performance Plans(4)	—	—	774,309	774,309	—	774,309

Total	$2,327,742	$865,116	$4,112,707	$4,112,707	$865,116	$5,078,200
Steven D. Westphal
Officer Retention Plan(2)	$1,239,583	—	$1,652,778	$1,652,778	—	$3,000,000
Supplemental Savings Incentive Plan(2)	1,810,445	$1,810,445	1,810,445	1,810,445	$1,810,445	1,810,445
Annual Bonus Plan	—	—	396,900	396,900	396,900	270,000
Long-Term Performance Plans(4)	—	—	630,000	630,000	630,000	630,000

Total	$3,050,028	$1,810,445	$4,490,123	$4,490,123	$2,837,345	$5,710,445
James E. Harris
Officer Retention Plan(2)	$300,000	—	$600,000	$600,000	—	$3,000,000
Supplemental Savings Incentive Plan(2)	150,097	$150,097	167,864	150,097	—	167,864
Annual Bonus Plan	—	—	376,102	376,102	—	255,852
Long-Term Performance Plans(4)	—	—	568,560	568,560	—	568,560

Total	$450,097	$150,097	$1,712,526	$1,694,759	—	$3,992,276

(1)	Mr. Harrison, Mr. Flint, Mr. Elmore and Mr. Westphal would have been eligible to receive payments under the Supplemental Savings Incentive Plan upon retirement on December 31, 2010 because each of them has attained age 55. Mr. Harrison, Mr. Elmore and Mr. Westphal would have been eligible to receive a payment under the Annual Bonus Plan upon retirement on December 31, 2010 because each has attained age 55 and completed 20 years of service. Mr. Elmore and Mr. Westphal would have been eligible to receive a payment under the Long-Term Performance Plans upon retirement on December 31, 2010 because each has attained age 55 and completed 20 years of service.

(2)	Amounts shown for the Officer Retention Plan and Supplemental Savings Incentive Plan assume payment as a lump sum as of December 31, 2010. Participants may elect to receive payments in monthly installments over 10, 15 or 20 years based on the present value of the benefit computed using applicable discount rates under the plan.

(3)	Amount reflects the vesting of 40,000 performance units. The value was determined by multiplying the number of vested performance units by the market price of our common stock on December 31, 2010 ($55.58).

(4)	Amounts payable upon death or disability under the Long-Term Performance Plan were calculated assuming the achievement of target performance goals under the plan.

Our executive officers, including the named executive officers, do not have any special employment or severance agreements. The executive officers are entitled, however, to certain payments (as illustrated in the above table) under the terms of our existing compensation and benefit plans in connection with the termination of their employment or a change of control of our company. The following narrative describes the terms of those plans as they relate to a termination of employment or change of control.

Officer Retention Plan

The Officer Retention Plan, the material terms of which are described beginning on page 36, contains special provisions for severance, death, total disability or a change of control.

In the event of death or total disability, each participant becomes fully vested in the amount of their accrued benefit under the ORP.

Upon termination without cause or voluntary resignation, each participant’s accrued benefit is 50% vested until age 50, with the vesting percentage increasing by 5% each year after the age of 50 until fully vested at age 60. All rights to any benefits under the plan are forfeited if a participant is terminated for cause.

In the event of a “change of control” of our company, each participant is entitled to an amount equal to the normal retirement benefit otherwise payable to them at age 60 under the ORP. A “change of control” occurs under the ORP:

(a)	when a person or group other than the Harrison family acquires shares of our capital stock having the voting power to designate a majority of the board of directors;

(b)	when a person or group other than the Harrison family acquires or possesses shares of our capital stock having power to cast (i) more than 20% of the votes regarding the election of the board of directors and (ii) a greater percentage of the votes regarding the election of the board of directors than the shares owned by the Harrison family;

(c)	upon the sale or disposition of all or substantially all of our assets and the assets or our subsidiaries outside the ordinary course of business other than to a person or group controlled by us or the Harrison family; or

(d)	upon a merger or consolidation of our company with another entity where we are not the surviving entity.

The death benefit under the ORP is payable in a single lump sum. The other severance and change of control benefits are payable in equal monthly installments over 10, 15 or 20 years, as elected by named executive officer. The amount of each monthly installment is computed using an 8% discount rate using simple interest compounded monthly. The change of control benefit is also payable in a single lump sum at the election of each officer.

Under the ORP, each participant has generally agreed not to compete with us for three years after termination from employment for any reason. The non-compete provision does not apply to actions occurring after both a termination of employment and a change of control.

Supplemental Savings Incentive Plan

The Supplemental Savings Incentive Plan also provides for the payment of the named executive officers’ vested account balances upon termination of employment, death or a change of control. A “termination of employment” occurs upon a participant’s severance, retirement or attainment of age 55 while totally disabled. The definition of a “change of control” is the same definition used for the ORP, as described above. The material terms of the SSIP, including the options to receive lump sum or installment payments, are described beginning on page 37.

Performance Unit Award Agreement

The material terms of the CEO’s Performance Unit Award Agreement are described beginning on page 27.

In the event of a “change of control,” 40,000 performance units will become immediately vested, subject to certain adjustments for stock dividends and other fundamental corporate transactions. The definition of a “change of control” is the same definition used for the ORP, as described above.

If Mr. Harrison’s employment terminates for any reason other than a change of control (including death or disability), all unvested performance units will lapse and be forfeited.

Annual Bonus Plan

The Annual Bonus Plan, the material terms of which are described beginning on page 23, provides for certain payments to the named executive officers in the event of a termination of their employment or a change of control.

In the event of total disability, retirement or death during any fiscal year, a participant is entitled to a pro-rata bonus based on the portion of the fiscal year completed by the participant and the actual overall goal achievement factor attained for that year.

In the event of a “change of control,” each participant would be entitled to a pro-rata portion of the participant’s target award under the Annual Bonus Plan based on the portion of the year completed.

The term “retirement” is defined in the Annual Bonus Plan as a participant’s termination of employment other than on account of death and (a) after attaining age 60, (b) after attaining age 55 and completing 20 years of service or (c) as the result of total disability. The definition of a “change of control” is the same definition used for the ORP, as described above.

Long-Term Performance Plan

The Long-Term Performance Plan, the material terms of which are described beginning on page 25, also provides for certain payments to the named executive officers in the event of a termination of their employment or a change of control.

In the event of the total disability, retirement or death of a participant after the completion of the first year of a performance period but prior to the end of a performance period, and in the event of the subsequent attainment of the performance goals applicable to such participant, a participant is entitled to a pro-rata award based on the portion of the performance period completed by the participant.

In the event of a “change of control,” each participant is entitled to a pro-rata portion of the participant’s target award for the performance period, based on the portion of the performance period completed.

The definition of “retirement” in the Long-Term Performance Plan is the same as the definition used in the Annual Bonus Plan, as described above. The definition of a “change of control” is the same as the definition used in the Officer Retention Plan, as described above.

Consideration of Risk Related to Compensation Programs

We have considered our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on Coke Consolidated. As described in the Compensation Discussion and Analysis beginning on page 19, the Compensation Committee and management have designed Coke Consolidated’s compensation program to achieve a number of goals, including the following:

•	Motivating our executive officers to achieve Coke Consolidated’s annual and long-term strategic goals;

•	Appropriately taking into account risk and reward in the context of our business environment and long-range business plans;

•	Being affordable and appropriately aligned with stockholder interests; and

•	Achieving a reasonable balance across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention and retirement objectives.

In light of these goals, the Compensation Committee, senior management and human resources personnel have considered risk as they designed the various elements of our compensation programs.

We note the following factors with respect to the determination that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on Coke Consolidated:

•	The belief that our compensation programs are reasonably balanced across types of compensation and the various objectives they are designed to reward;

•	While Coke Consolidated does not engage in compensation benchmarking, we do retain a compensation consultant to conduct comparative studies of our executive compensation relative to peer companies;

•	Our Annual Bonus Plan and Long-Term Performance Plan provide for payouts based on the achievement of key financial goals under Coke Consolidated’s long-range strategic plan and provide for increased payout as financial performance increases and less or no payout as financial performance decreases. Awards under these plans do not provide for payouts based on individual transactions that could transfer liability to Coke Consolidated beyond the award date. In addition, the performance units awarded to our Chief Executive Officer vest based upon Coke Consolidated achieving the specified corporate performance goals under the Annual Bonus Plan;

•	The specific corporate performance goals for our Annual Bonus Plan and Long-Term Performance Plan are initially developed based on our annual budget. Our Chief Financial Officer, Vice Chairman and Treasurer then use financial models to determine the appropriate award criteria and target goals for each plan. The financial models and plan goals are reviewed with and approved by the President and Chief Operating Officer of Coke Consolidated before being presented to, reviewed with and approved by the Compensation Committee; and

•	Performance goals are generally based on corporate and individual performance and are not based on other goals that may create increased risk such as the performance of individual business units or the accomplishment of particular tasks where the income and risk from the task extend over a significantly longer period of time.

Equity Compensation Plan Information

The following table provides information as of January 2, 2011, concerning our outstanding equity compensation arrangements as of that date.

			Number of securities
			remaining available for
	Number of securities to be		future issuance under equity
	issued upon exercise of	Weighted-average exercise	compensation plans
	outstanding options,	price of outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	360,000	0	0
Equity compensation plans not approved by security holders	0	0	0

Total	360,000	0	0

(1)	Relates to the Performance Unit Award Agreement with Mr. Harrison that was approved by our stockholders on April 29, 2008.

Security Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock and class B common stock beneficially owned on March 14, 2011 by each director, nominee for director, named executive officer and all directors, nominees and executive officers as a group. Information about the beneficial ownership of the common stock and class B common stock owned by Mr. Harrison is shown on page 6.

		Amount and
		Nature of		Percentage
		Beneficial		Of
Name	Class	Ownership		Class
H.W. McKay Belk	Common Stock	320	(1)	*
Alexander B. Cummings, Jr.	Common Stock	0		–
Sharon A. Decker	Common Stock	0		–
William B. Elmore	Common Stock	1,000	(2)	*
Morgan H. Everett	Common Stock	0		–
Deborah H. Everhart	Common Stock	0	(3)	–
Henry W. Flint	Common Stock	0		–
James E. Harris	Common Stock	0		–
William H. Jones	Common Stock	100	(2)	*
James H. Morgan	Common Stock	0		–
John W. Murrey, III	Common Stock	1,000		*
Steven D. Westphal	Common Stock	0		–
Dennis A. Wicker	Common Stock	0		–
Directors, nominees for director and executive officers as a group (excluding Mr. Harrison) (21 persons)	Common Stock	2,426		*

*	Less than 1% of the outstanding shares of such class.

(1)	Includes 100 shares held by Mr. Belk as custodian for certain of his children.

(2)	Held jointly with his wife.

(3)	Excludes 535,178 shares of class B common stock held by the JFH Family Limited Partnership—DH1 and 78,595 shares of class B common stock held by a trust for the benefit of Ms. Everhart. Ms. Everhart has a pecuniary interest in these shares, but does not have voting or investment power with respect to these shares.

Additional Information About Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required to furnish us copies of all ownership reports they file. Based solely on our review of the copies of the reports that we received and written representations that no other reports were required, we believe that our executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements on a timely basis during fiscal year 2010.

Compensation Committee Interlocks and Insider Participation

H.W. McKay Belk, Ned R. McWherter, James H. Morgan and Dennis A. Wicker served on the Compensation Committee in fiscal year 2010. None of the directors who served on the Compensation Committee in fiscal year 2010 has ever served as one of our officers or employees. During fiscal year 2010, none of our executive officers served as a director or member of the Compensation Committee (or other committee performing similar functions) of any other entity of which an executive officer served on our board of directors or Compensation Committee.

Related Person Transactions

Transactions with The Coca-Cola Company

Our business consists primarily of the production, marketing and distribution of nonalcoholic beverage products of The Coca-Cola Company, which is the sole owner of the secret formulas for the concentrates or syrups used to make these products. Accordingly, we engage in various transactions with The Coca-Cola Company. The Coca-Cola Company owned 34.8% of our outstanding common stock, which represented 5.1% of the total voting power of our common stock and class B common stock voting together, as of March 14, 2011. As of March 14, 2011, The Coca-Cola Company owned 27.0% of our total outstanding common stock and class B common stock on a combined basis.

Concentrates and Syrups; Marketing Programs

We have entered into various agreements with The Coca-Cola Company that entitle us to produce, market and distribute in our exclusive territory The Coca-Cola Company’s nonalcoholic beverages in bottles, cans and five gallon pressurized pre-mix containers. These agreements with The Coca-Cola Company generally entitle us to purchase concentrates and syrups at prices, on terms of payment, and on other terms and conditions of supply as determined from time to time by The Coca-Cola Company in its sole discretion. We have also entered into supplemental agreements with The Coca-Cola Company generally providing that The Coca-Cola Company will sell syrups and concentrates to us at prices no greater than those charged to other bottlers party to agreements substantially similar to those between us and The Coca-Cola Company.

In addition, we entered into an agreement with The Coca-Cola Company to test an incidence-based concentrate pricing model for 2008 for all sparkling beverages for which we purchase concentrate from The Coca-Cola Company. During the term of the incidence-based pricing agreement, the pricing of such concentrate is governed by the incidence-based pricing model rather than the other agreements that we have with The Coca-Cola Company. Under the incidence-based pricing model, the concentrate price The Coca-Cola Company charges is impacted by a number of factors, including our pricing of finished products, the channels in which the finished products are sold and package mix. For 2009 and 2010, we continued to purchase concentrate under the incidence-based pricing model and did not purchase concentrates at standard concentrate prices as was the practice in prior years. We have extended our agreement with The Coca-Cola Company for the purchase of concentrate under the incidence-based pricing model through 2011 under the same terms as 2010 and 2009.

Our agreements with The Coca-Cola Company generally require us to use all approved means and spend such funds on advertising and other forms of marketing as may be reasonably required to satisfy demand for The Coca-Cola Company’s beverage products in our territories. We are required to meet annually with The Coca-Cola Company to present our marketing, management and advertising plans for the upcoming year, including financial plans showing that Coke Consolidated has the financial capacity to perform its duties and obligations to The Coca-Cola Company.

Coke Consolidated relies extensively on advertising and sales promotion in the marketing of its products. The Coca-Cola Company and other beverage companies that supply concentrates, syrups and finished products to the Company have historically made substantial marketing and advertising expenditures to promote sales in the local territories served by us. We also benefit from national advertising programs conducted by The Coca-Cola Company and other beverage companies. Certain of the marketing expenditures by The Coca-Cola Company and other beverage companies are made pursuant to annual arrangements.

While The Coca-Cola Company has provided us with marketing funding support in the past, our bottling agreements generally do not obligate The Coca-Cola Company to do so. Coke Consolidated has however entered into agreements with The Coca-Cola Company generally providing that The Coca-Cola Company will offer marketing funding to us in a manner consistent with its dealing with comparable bottlers. A more detailed discussion of our beverage agreements with The Coca-Cola Company can be found beginning on page 2 of our Annual Report on Form 10-K for the fiscal year ended January 2, 2011.

The following table summarizes the significant transactions between us and The Coca-Cola Company during fiscal year 2010:

Transactions	Amount (In millions)
Payments by us for concentrate, syrup, sweetener and other purchases	$393.5
Payments by us for customer marketing programs	50.7
Payments by us for cold drink equipment parts	8.6
Marketing funding support payments to us	45.1
Fountain delivery and equipment repair fees paid to us	10.4
Presence marketing funding support provided by The Coca-Cola Company on our behalf	4.4
Sales of finished products to The Coca-Cola Company	.1
Payments to us to facilitate the distribution of certain brands and packages to other bottlers	2.8

Piedmont Coca-Cola Bottling Partnership

In 1993, Piedmont Coca-Cola Bottling Partnership (the “Partnership”) was formed by one of our wholly-owned subsidiaries and a wholly-owned subsidiary of The Coca-Cola Company to distribute and market finished bottle, can and fountain beverage products under trademarks of The Coca-Cola Company and other third party licensors in portions of North Carolina, South Carolina, Virginia and Georgia. We own a 77.3% interest in the Partnership and The Coca-Cola Company owns a 22.7% interest in the Partnership. The initial term of the Partnership is through 2018, but the Partnership can be terminated earlier under certain circumstances. Each partner’s interest is subject to limitations on transfer, rights of first refusal and other purchase rights in the case of specified events.

We manufacture and package products and manage the Partnership pursuant to a management agreement. We receive a fee based on total case sales, reimbursement for out-of-pocket expenses and reimbursement for sales branch, divisional and other expenses. The term of the management agreement is through 2018, but can be terminated early in the event of certain change of control events, a termination of the Partnership or a material default by either party. During fiscal year 2010, we received management fees of $27.7 million from the Partnership. We sell product at cost to the Partnership. These sales amounted to $128.8 million in fiscal year 2010. We sublease various fleet and vending equipment to the Partnership at cost. These sublease rentals amounted to $5.0 million in fiscal year 2010.

We have agreed to provide up to $100.0 million in revolving credit loans to the Partnership under an agreement that expires December 31, 2015. The Partnership pays us interest on the loans at a rate equal to our average cost of funds plus 0.50% (7.1% at January 2, 2011). On January 2, 2011, the aggregate outstanding principal balance of the loans was $46.6 million.

We have a production arrangement with Coca-Cola Refreshments USA, Inc. (formerly, Coca-Cola Enterprises, Inc.), a wholly-owned subsidiary of The Coca-Cola Company (“Refreshments”), to buy and sell finished products at cost. Sales to Refreshments under this arrangement were $48.5 million in fiscal year 2010. Purchases from Refreshments were $24.8 million in fiscal year 2010. In addition, Refreshments began distributing one of Coke Consolidated’s own brands in the first quarter of 2010. Total sales to Refreshments for this brand were $12.9 million in 2010.

Amended and Restated Stock Rights and Restrictions Agreement

On January 27, 1989, we entered into a Stock Rights and Restrictions Agreement (the “Stock Rights and Restrictions Agreement”) with The Coca-Cola Company, under which The Coca-Cola Company agreed (a) not to acquire additional shares of common stock or class B common stock except in certain circumstances and (b) not to sell or otherwise dispose of shares of class B common stock without first converting them into common stock except in certain circumstances.

On February 19, 2009, we entered into an Amended and Restated Stock Rights and Restrictions Agreement (the “Amended Rights and Restrictions Agreement”) with The Coca-Cola Company and Mr. Harrison. In connection with entering into the Amended Rights and Restrictions Agreement, The Coca-Cola Company

converted all of its 497,670 shares of our class B common stock into an equivalent number of shares of our common stock. The material terms of the Amended Rights and Restrictions Agreement include the following:

•	so long as no person or group controls more of our voting power than is collectively controlled by Mr. Harrison, trustees under the will of J. Frank Harrison, Jr. and any trust that holds shares of our stock for the benefit of the descendents of J. Frank Harrison, Jr. (collectively, the “Harrison Family”), The Coca-Cola Company will not acquire additional shares of our stock without our consent;

•	so long as no person or group controls more of our voting power than is controlled by the Harrison Family, we have a right of first refusal with respect to any proposed disposition by The Coca-Cola Company of shares of our stock;

•	we have the right through January 27, 2019 to call for redemption the number of shares of our stock that would reduce The Coca-Cola Company’s equity ownership in our company to 20% at a price not less than $42.50 per share, which is either mutually determined by the parties or determined by an appraisal or appraisals conducted by an investment banker or bankers appointed by the parties;

•	The Coca-Cola Company has certain registration rights with respect to shares of our stock owned by it; and

•	as long as The Coca-Cola Company holds the number of shares of our stock that it currently owns, it has the right to have its designee proposed by us for nomination to our board of directors, and Mr. Harrison and trustees of certain trusts established for the benefit of J. Frank Harrison, Jr. have agreed to vote shares of our stock which they control in favor of such designee.

The Amended Rights and Restrictions Agreement also provides The Coca-Cola Company the option to exchange its 497,670 shares of common stock for an equivalent number of shares of class B common stock in the event any person or group acquires control of more of our voting power than is controlled by the Harrison Family.

The Amended Rights and Restrictions Agreement eliminates certain provisions of the prior Rights and Restrictions Agreement, including The Coca-Cola Company’s option and obligation to maintain equity and voting percentages in our company and its preemptive right to acquire shares of our stock.

Alexander B. Cummings, Jr. is The Coca-Cola Company’s designee on our board of directors. Mr. Cummings is Executive Vice President and Chief Administrative Officer of The Coca-Cola Company.

Termination of Voting Agreement and Irrevocable Proxy

The Coca-Cola Company and Mr. Harrison were also parties to a Voting Agreement dated January 27, 1989 (the “Former Voting Agreement”), pursuant to which Mr. Harrison agreed to vote his shares of common stock and class B common stock for a designee of The Coca-Cola Company for election as a director on our board of directors. In connection with the Voting Agreement, The Coca-Cola Company also granted to Mr. Harrison an irrevocable proxy with respect to all shares of class B common stock and common stock owned by The Coca-Cola Company covering all matters on which the holders of such shares were entitled to vote other than certain mergers, consolidations, asset sales and other fundamental corporate transactions. In connection with entering into the Amended Rights and Restrictions Agreement, as described above, the parties terminated the Voting Agreement and Irrevocable Proxy effective February 19, 2009.

Other Related Person Transactions

Along with all other Coca-Cola bottlers in the United States, we are a member of Coca-Cola Bottlers’ Sales & Services Company LLC (the “Sales and Services Company”), which was formed in 2003 to facilitate various procurement functions and the distribution of beverage products of The Coca-Cola Company and to enhance the efficiency and competitiveness of the Coca-Cola bottling system in the United States. The Sales and Services Company negotiated the procurement for the majority of our raw materials (excluding concentrate) in 2010. We paid $.5 million in fiscal year 2010 to the Sales and Services Company for our share of the Sales and Services Company’s administrative costs. Amounts due from the Sales and Services Company for rebates on raw material purchases were $3.6 million on January 2, 2011. Refreshments is also a member of the Sales and Services Company.

We lease the Snyder Production Center and adjacent property from Harrison Limited Partnership One (“HLP”) pursuant to a lease with a ten-year term extending through December 31, 2020. HLP is directly and indirectly owned by trusts of which Mr. Harrison and Ms. Everhart are trustees and beneficiaries. The base rent under the lease agreement will increase by 3% for each 12-month period. Total payments under the lease agreement were $3.2 million in fiscal year 2010. The principal balance outstanding under this capital lease as of January 2, 2011 was $27.3 million. The lease agreement was negotiated under the supervision of a special committee of the board of directors, comprised of independent directors with no interest in the transaction.

We also lease our corporate headquarters and an adjacent office building from Beacon Investment Corporation (“Beacon”), of which Mr. Harrison is the sole stockholder. The annual base rent we are obligated to pay under this lease is subject to adjustment for increases in the Consumer Price Index. The lease expires on December 31, 2021. Total payments under this lease were $3.8 million in fiscal year 2010. The principal balance outstanding under this capital lease as of January 2, 2011 was $29.1 million.

Certain trusts of which Mr. Harrison and Ms. Everhart are trustees and beneficiaries have the right to acquire 292,386 shares of class B common stock from Coke Consolidated in exchange for an equal number of shares of common stock. In the event of such an exchange, Mr. Harrison would have sole voting and investment power over the shares of class B common stock acquired. The trusts do not own any shares of common stock with which to make the exchange, and any purchase of common stock would require approval by the trustees of the trusts.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and Coke Consolidated’s Annual Report on Form 10-K for the year ended January 2, 2011.

Submitted by the Compensation Committee of the Board of Directors.

Dennis A. Wicker, Chair
H. W. McKay Belk
James H. Morgan

Audit Committee Report

The primary purpose of the Audit Committee is to act on behalf of the Board of Directors in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and audit functions of Coca-Cola Bottling Co. Consolidated (the “Company”), including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Management has primary responsibility for the Company’s consolidated financial statements and reporting processes, including its internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended January 2, 2011. This review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls.

During the past fiscal year, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company for the fiscal year ended January 2, 2011 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the Board of Directors.

H. W. McKay Belk, Chair
Sharon A. Decker
William H. Jones
James H. Morgan
Dennis A. Wicker

Proposal 2 – Ratification of Appointment of
Independent Registered Public Accounting Firm

The Audit Committee of the board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011. We are presenting this selection to our stockholders for ratification at the annual meeting.

PricewaterhouseCoopers LLP audited our consolidated financial statements and internal control over financial reporting for fiscal year 2010. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting with an opportunity to make a statement if they desire to do so. They also are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required. We are submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Approval of the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011 requires the affirmative vote of a majority of the total votes of all shares of our common stock and class B common stock present in person or represented by proxy and entitled to vote on Proposal 2.

Abstentions will be counted as votes present or represented and entitled to vote on the proposal and will have the same effect as a vote against the proposal. Broker non-votes, if any, will not be considered entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

The board of directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011.

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements for the fiscal years ended January 2, 2011 and January 3, 2010 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	FY 2010	FY 2009
Audit Fees(1)	$530,630	$549,815
Audit-Related Fees(2)	—	10,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total	$530,630	$559,815

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of our annual consolidated financial statements and reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q. Audit Fees also consist of the aggregate fees billed for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All Other Fees consist of aggregate fees billed for products and services other than the services reported above.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.

The Audit Committee has delegated pre-approval authority to its Chairperson when necessary due to timing considerations. Any services approved by the Chairperson must be reported to the full Audit Committee at its next scheduled meeting.

The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval policies, and the fees for the services performed to date.

Proposal 3 – Advisory Vote on Executive Compensation

We are providing our stockholders with the opportunity to express their views on our named executive officers’ compensation by casting their vote on this Proposal 3. This non-binding, advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices, as described in this proxy statement.

Our executive compensation program, which is described in detail in the “Compensation Discussion and Analysis” section beginning on page 19 and the “Executive Compensation Tables” section beginning on page 31, is designed to balance the goals of attracting and retaining appropriate officer talent who are motivated to achieve our annual and long-term strategic goals while keeping the program affordable and appropriately aligned with stockholder interests. We believe that our executive compensation program accomplishes these goals in a way that is consistent with the purpose and core values of Coke Consolidated and the long-term interests of our company and its stockholders and employees.

Although the vote on this Proposal 3 regarding the compensation of our named executive officers is not binding on our board of directors, we value the opinions of our stockholders and will consider the result of the vote when determining future executive compensation arrangements.

If this proposal is approved, our stockholders will be approving the following advisory resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis,” “Executive Compensation Tables” and any related material disclosed in this proxy statement, is hereby APPROVED.

Approval, on an advisory basis, of the foregoing resolution requires the affirmative vote of a majority of the total votes of all shares of our common stock and class B common stock present in person or represented by proxy and entitled to vote on Proposal 3.

Abstentions will be counted as votes present or represented and will have the same effect as a vote against the proposal. Broker non-votes will not be considered entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

The board of directors recommends a vote “FOR” the advisory resolution approving the compensation paid to Coke Consolidated’s named executive officers.

Proposal 4 – Advisory Vote on Frequency of Advisory Vote
on Executive Compensation

As described in Proposal 3 above, our stockholders are being provided the opportunity to cast a non-binding, advisory vote on the compensation paid to Coke Consolidated’s named executive officers.

This Proposal 4 provides stockholders with an opportunity to cast a non-binding, advisory vote on the frequency with which we should conduct the advisory vote on the compensation of our named executive officers. Under this Proposal 4, stockholders may vote in favor of holding this advisory vote every year, every two years or every three years beginning with the 2011 annual meeting of stockholders.

After careful consideration, our board of directors believes that the advisory vote by our stockholders on executive compensation should be held every three years. In formulating its recommendation, our board of directors believes that giving our stockholders the right to cast an advisory vote on the compensation of our named executive officers every three years is the best approach for Coke Consolidated and its stockholders. We make this recommendation based on several considerations, including the fact that holding the advisory vote every three years will give our board of directors sufficient time to thoughtfully consider the results of the previous advisory vote and to implement any desired changes to our executive compensation policies and procedures. A three-year voting cycle will also provide our stockholders with enough time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcomes for Coke Consolidated before being asked to cast the next advisory vote.

The particular frequency for future advisory votes on executive compensation, whether every year, every two years or every three years, receiving the affirmative vote of a majority of the total votes of all shares of our common stock and class B common stock present in person or represented by proxy and entitled to vote on Proposal 4 will be the frequency that our stockholders approve, on an advisory basis.

Abstentions will be counted as votes present or represented and will have the same effect as a vote against the proposal. Broker non-votes will not be considered entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

The board of directors recommends a vote of “EVERY THREE YEARS” for the advisory proposal regarding the frequency of the advisory vote on executive compensation.

Additional Information

Stockholder Proposals for the 2012 Annual Meeting

If any stockholder wishes to present a proposal to the stockholders of Coke Consolidated at the 2012 annual meeting, such proposal must be received by us at our principal executive offices for inclusion in the proxy statement and form of proxy relating to the meeting on or before November 30, 2011. All stockholder proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934. Pursuant to SEC rules, submitting a proposal will not guarantee that it will be included in the proxy materials.

If we receive notice of stockholder proposals after February 13, 2011, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposals, without discussion of such matters in the proxy statement and without such proposals appearing as a separate item on the proxy card.

2010 Annual Report to Stockholders

This proxy statement is accompanied by our 2010 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended January 2, 2011. The Annual Report and the Form 10-K, which contains our consolidated financial statements and other information about us, are not incorporated in the proxy statement and are not to be deemed a part of the proxy soliciting material.

Copies of this proxy statement and our 2010 Annual Report to Stockholders are available at www.proxyvote.com. A printed set of these materials, including a copy of our Form 10-K for the fiscal year ended January 2, 2011, is also available to stockholders without charge upon written request to James E. Harris, Senior Vice President and Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P. O. Box 31487, Charlotte, North Carolina 28231.

COCA-COLA BOTTLING CO. CONSOLIDATED 4100 COCA-COLA PLAZA CHARLOTTE, NC 28211-3481
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M31184-P07638                                     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COCA-COLA BOTTLING CO. CONSOLIDATED			For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		☐	☐	☐

Nominees:

	01) J. Frank Harrison, III	07) Deborah H. Everhart
	02) H.W. McKay Belk	08) Henry W. Flint
	03) Alexander B. Cummings, Jr.	09) William H. Jones
	04) Sharon A. Decker	10) James H. Morgan
	05) William B. Elmore	11) John W. Murrey, III
	06) Morgan H. Everett	12) Dennis A. Wicker

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposals 2 and 3:			For	Against	Abstain

2.	A proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011.		☐	☐	☐

3.	Advisory vote on the compensation paid to our named executive officers.		☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:		1 Year	2 Years	3 Years	Abstain

4.	Advisory vote on the frequency of the advisory vote on the compensation paid to our named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.			☐
(see reverse for instruction)

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

M31185-P07638
COCA-COLA BOTTLING CO. CONSOLIDATED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 10, 2011
The undersigned hereby appoints J. Frank Harrison, III and William B. Elmore, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock or Class B Common Stock of Coca-Cola Bottling Co. Consolidated that the undersigned are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern Daylight Time on May 10, 2011, at the Corporate Center, 4100 Coca-Cola Plaza, Charlotte, NC 28211, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3 AND FOR 3 YEARS ON PROPOSAL 4.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side